                                                                    Exhibit 10.3

                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                             LAKELAND BANCORP, INC.

                                      and

                           HIGH POINT FINANCIAL CORP.




                          Dated as of December 7, 1998

                              INDEX TO DEFINITIONS

Acquiror......................................................     Introduction
Acquiror's Banks..............................................    Section 4.1.2
Acquiror Branch Property......................................     Section 4.20
Acquiror Common Stock.........................................    Section 2.1.1
Acquiror Common Stock Market Price............................    Section 2.2.6
Acquiror Disclosure Schedules.................................       Article IV
Acquiror Financial Statements.................................    Section 4.4.1
Acquiror Meeting..............................................     Section 5.11
Acquiror Plans................................................   Section 4.13.1
Acquiror Real Property........................................     Section 4.20
Acquiror Statement of Condition Date..........................    Section 4.4.3
Acquiror Subsidiaries.........................................    Section 4.1.2
Acquisition Agreement.........................................    Section 5.1.2
Agreement.....................................................     Introduction
Amount........................................................    Section 6.1.7
BHCA..........................................................    Section 3.1.1
Branch Property...............................................   Section 3.24.1
Business Combination..........................................    Section 7.2.2
CERCLA........................................................   Section 3.24.1
Certificate...................................................    Section 2.2.1
Certificate of Merger.........................................      Section 1.2
Claims........................................................    Section 5.6.1
Closing.......................................................      Section 1.4
Code..........................................................        Recital 3
Common Stock..................................................    Section 2.1.1
Common Stock Consideration....................................    Section 2.1.1
Common Trust Account Shares...................................    Section 2.1.1
Company.......................................................     Introduction
Company Affiliates............................................   Section 5.10.1
Company Board Recommendation..................................    Section 5.1.1
Company Collateral Shares.....................................    Section 2.1.1
Company Disclosure Schedules..................................      Article III
Company Financial Statements..................................    Section 3.4.1
Company Meeting...............................................     Section 5.11
Company Option Plans..........................................      Section 2.4
Company Statement of Condition Date...........................    Section 3.4.3
Company Subsidiaries..........................................    Section 3.1.2
Competing Transaction.........................................    Section 5.1.1
Competing Transaction Filing..................................  Section 7.2.2.3
Comptroller...................................................    Section 3.3.2
Confidentiality Agreement.....................................      Section 5.4
Constituent Corporations......................................      Section 1.2
Controlled Group Liability....................................   Section 3.17.1

Costs.........................................................    Section 7.2.1
Covered Person................................................     Section 3.16
Current Premium...............................................    Section 5.6.3
D&O Insurance.................................................    Section 5.6.3
Delivery Period...............................................     Section 5.14
Department....................................................    Section 3.3.2
Effective Time................................................      Section 1.2
Environmental Law.............................................   Section 3.24.1
ERISA Affiliate...............................................   Section 3.17.1
Exchange Agent................................................    Section 2.2.1
Exchange Ratio................................................    Section 2.1.1
FDIC..........................................................    Section 3.1.2
FRB...........................................................    Section 3.3.2
GAAP..........................................................    Section 3.4.1
Governmental Authority........................................    Section 3.3.2
Governmental Consents.........................................    Section 6.1.2
Hazardous Substance...........................................   Section 3.24.1
HSR Act.......................................................      Section 5.5
ISRA..........................................................   Section 3.24.1
Indemnitees...................................................    Section 5.6.1
Joint Proxy Statement/Prospectus..............................      Section 5.9
Letter Agreement..............................................     Section 5.15
Material Adverse Effect.......................................    Section 3.1.1
Merger........................................................      Section 1.1
Multiemployer Plan............................................   Section 3.17.6
Multiple Employer Plan........................................   Section 3.17.6
NBSC..........................................................      Section 1.6
NBSC Seats....................................................      Section 1.6
NJDEP.........................................................    Section 3.3.2
New Options...................................................      Section 2.4
Nonsigning Affiliate..........................................    Section 2.2.1
Outside Date..................................................    Section 7.1.2
PCBs..........................................................   Section 3.24.1
Plans.........................................................   Section 3.17.1
Prior Options.................................................      Section 2.4
Qualified Acquiror Plan.......................................   Section 4.13.3
Qualified Plan................................................   Section 3.17.3
RCRA..........................................................   Section 3.24.1
Real Property.................................................   Section 3.24.1
Registration Statement........................................      Section 5.9
SEC...........................................................    Section 3.3.2
SERPs.........................................................    Section 6.1.7
Shares........................................................    Section 2.1.3
Side Letter...................................................    Section 6.1.7
State Act.....................................................     Section l .1

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

Stock Option Agreement........................................        Recital 4
Surviving Corporation.........................................      Section 1.3
Tax...........................................................    Section 3.8.5
Tax Return....................................................    Section 3.8.6
Third Party Consents..........................................    Section 6.3.6
Transition Period.............................................      Section 1.7
Withdrawal Liability..........................................   Section 3.17.1
Year 2000 Compliant...........................................     Section 3.26
1933 Act......................................................    Section 3.9.1
1934 Act......................................................    Section 3.9.1

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

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of December 7, 1998, is made by and between LAKELAND BANCORP, INC., a New Jersey corporation having its principal place of business at 250 Oak Ridge Road, Oak Ridge, New Jersey 07438 ("Acquiror") and HIGH POINT FINANCIAL CORP., a New Jersey corporation having its principal place of business at Branchville Square, P.O. Box 460, Branchville, New Jersey 07826 (the "Company").

                                    RECITALS

     1. The respective Boards of Directors of the Acquiror and the Company have each determined that it is in the best interests of the Acquiror and the Company and their respective stockholders for the Company to merge with and into the Acquiror upon the terms and subject to the conditions set forth herein.

     2. The respective Boards of Directors of the Acquiror and the Company have each approved the merger of the Company with and into the Acquiror, upon the terms and subject to the conditions set forth herein.

     3. For Federal income tax purposes, it is intended that such merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     4. To induce the Acquiror to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Company has entered into a Stock Option Agreement with the Acquiror (the "Stock Option Agreement"), pursuant to which the Company has granted to the Acquiror an option to purchase shares of Common Stock (as hereinafter defined) pursuant to the terms and conditions set forth in the Stock Option Agreement.

     5. For accounting purposes, it is intended that the above-mentioned merger shall be accounted for as a "pooling of interests".

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:

                                 I.  THE MERGER

     1.1. Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into the Acquiror (the "Merger") and the separate corporate existence of the Company shall thereupon cease in accordance with the applicable provisions of the New Jersey Business Corporation Act (the "State Act").

     1.2. Effective Time. As soon as practicable following fulfillment or waiver of the conditions specified in Article VI and consummation of the closing described herein, and provided that this Agreement has not been terminated or abandoned pursuant to Section 7.1, the Company and the Acquiror (the "Constituent Corporations") shall cause a certificate of merger complying with the requirements of N.J.S.A. 14A:10-4.1 (the "Certificate of Merger") to be filed with the New Jersey Department of the Treasury. The Merger shall become effective at the time and date at which the Certificate of Merger is filed with the New Jersey Department of the Treasury (the "Effective Time").

     1.3. Effect of Merger. The Merger shall have the effects specified in N.J.S.A. 14A:10-6. Without limiting the generality of the foregoing, the Acquiror shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of New Jersey, and the separate corporate existence of the Company shall cease.

     1.4. Consummation of Merger. The closing of the Merger (the "Closing") shall take place (a) at the offices of Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey 07068 as promptly as practicable after the later of
(i) the day of (and immediately following) the receipt of approval of the Merger by the Company's stockholders and the Acquiror's stockholders and (ii) the day on which the last of the conditions set forth in Article VI (other than the condition set forth in Section 6.1.1) is satisfied or duly waived or (b) at such other time and place and on such other date as the Acquiror and the Company may agree.

     1.5. Certificate of Incorporation and By-laws. The certificate of incorporation of the Acquiror in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with its terms and the State Act. The by-laws of the Acquiror in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until duly amended in accordance with their terms and the State Act.

     1.6. Directors and Officers. The directors of the Acquiror immediately prior to the Effective Time, together with Michael A. Dickerson, Charles Tice and George Guptill, shall be the directors, and the officers of the Acquiror immediately prior to the Effective Time shall be the officers, of the Surviving Corporation from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Corporation's certificate of incorporation and by-laws and the State Act. It is the intention of the parties that for a period of six years after the Effective Time, the Board of Directors of the Acquiror, to the extent consistent with its fiduciary duties, will make nominations to its Board such that, if the shareholders of the Acquiror vote in favor of such nominations, there will at all times be represented on the Acquiror's Board of Directors at least three (or, after Michael A. Dickerson ceases to serve on such Board, at least two) individuals who, prior to the Effective Time, were members of the Board of Directors of the Company. After the Effective Time, the Acquiror shall cause one member of its Board of Directors to serve as a director of The National Bank of Sussex County ("NBSC") and shall cause another of its directors, on a rotating basis, to attend meetings of NBSC's Board of Directors as a non-voting observer.

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     1.7.  NBSC as a Separate Subsidiary.  At the Effective Time, NBSC, which is currently a wholly-owned subsidiary of the Company, shall become a wholly-owned subsidiary of the Acquiror. Except as set forth in the last sentence of Section 1.6, the Board of Directors of NBSC immediately prior to the Effective Time shall continue to be the Board of Directors of NBSC immediately after the Effective Time, the executive officers of NBSC immediately prior to the Effective Time shall continue to be the executive officers of NBSC immediately after the Effective Time, and the articles of association and by-laws of NBSC as in existence immediately prior to the Effective Time shall continue to be the articles of association and by-laws of NBSC immediately after the Effective
Time. It is intended that the Acquiror will not terminate the separate corporate existence of NBSC as a subsidiary of the Acquiror for a period of two years following the Effective Time (the "Transition Period"), unless required to do so by law or governmental authorities or as a result of the fiduciary obligations of the Acquiror's Board of Directors. The Acquiror has no present intention to remove any of NBSC's directors or executive officers during the Transition Period, provided that NBSC is managed in a manner consistent with the Acquiror's overall business strategies, as such strategies may develop from time to time. However, nothing herein shall be construed to limit the right of the Acquiror to remove and/or replace any or all of the directors and executive officers of NBSC at any time following the Effective Time, to amend the articles of association and by-laws of NBSC at any time following the Effective Time or otherwise to exercise the rights and prerogatives of the Acquiror as a stockholder of NBSC at any time following the Effective Time, except that the Acquiror shall not terminate the separate corporate existence of NBSC prior to the end of the Transition Period unless required to do so by law or governmental authorities or as a result of the fiduciary obligations of the Acquiror's Board of Directors. The Acquiror intends to merge NBSC with one of its other bank subsidiaries after the termination of the Transition Period.

                           II.  CONVERSION OF SHARES

     2.1. Conversion of Shares. Subject to Section 2.2.6, by virtue of the Merger, automatically and without any action on the part of the holder thereof, at the Effective Time, the following shall occur:

          2.1.1. Each then-outstanding share of common stock, no par value, of the Company ("Common Stock"), other than (a) shares owned by the Acquiror or any direct or indirect wholly-owned subsidiary of the Acquiror (except for any shares of Common Stock held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity ("Common Trust Account Shares") and shares held as collateral or in lieu of a debt previously contracted ("Company Collateral Shares")) and (b) shares held in the treasury of the Company shall be converted into the right to receive one and two tenths (1.2) shares of the common stock, par value $2.50 per share, of the Acquiror ("Acquiror Common Stock"). The number of shares of Acquiror Common Stock into which each share of Common Stock shall be converted is hereinafter referred to as the "Exchange Ratio" or the "Common Stock Consideration". In the event that the number of shares of Acquiror Common Stock issued and outstanding changes prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Acquiror Common Stock and the record date thereof shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

          2.1.2.  Intentionally omitted.

          2.1.3. Each of the then-outstanding shares of the Company's capital stock ("Shares") owned by the Acquiror or any direct or indirect wholly-owned subsidiary of the Acquiror (except for any Shares that are Company Trust Account Shares or Company Collateral Shares) shall be canceled and retired.

          2.1.4. Each Share issued and held in the Company's treasury shall be canceled and retired.

     2.2.  Exchange of Certificates.

          2.2.1. Exchange Agent. Prior to the Effective Time, the Acquiror shall designate a bank or trust company that may be an affiliate of the Acquiror to act as exchange agent (the "Exchange Agent") in connection with the Merger pursuant to an exchange agency agreement providing for, among other things, the matters set forth in this Section 2.2. Except as set forth herein, from and after the Effective Time, each holder of a certificate representing outstanding shares of Common Stock that is entitled to Common Stock Consideration (each such certificate, a "Certificate") (other than any affiliate who (i) is neither a director of the Company nor an employee director of any of its subsidiaries and
(ii) has not executed and delivered an affiliate's letter pursuant to Section 5.10, or a transferee from such affiliate (each, a "Nonsigning Affiliate")) shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Common Stock Consideration for each share of Common Stock so represented by the Certificate surrendered by such holder thereof, with the certificates representing shares of Acquiror Common Stock being properly issued and countersigned and executed and authenticated, as appropriate. Notwithstanding anything to the contrary contained in this Agreement, any certificate held by any Nonsigning Affiliate shall only be deemed to be a Certificate upon the later of (i) the execution and delivery of an affiliate's letter by such Nonsigning Affiliate (as described in Section 5.10) and (ii) such time as the failure of such Nonsigning Affiliate to deliver such an affiliate's letter would not affect the treatment of the Merger as a pooling of interests.

          2.2.2. Notice of Exchange. Promptly after the Effective Time, the Acquiror shall cause the Exchange Agent to mail and/or make available to each record holder of a Certificate a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificates for exchange therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may reasonably be requested, the Acquiror shall cause the Exchange Agent to promptly deliver to the person entitled thereto the appropriate Common Stock Consideration for each share of Common

Stock so represented by the Certificate surrendered by such holder thereof, and such Certificate shall forthwith be canceled.

          2.2.3. Transfer. If delivery of all or part of the Common Stock Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition to such delivery or the exchange of such Certificate that such surrendered Certificate be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Acquiror that such tax either has been paid or is not payable.

          2.2.4. Right to Common Stock Consideration. Until surrendered and exchanged in accordance with this Section 2.2, each Certificate shall, after the Effective Time, represent solely the right to receive the Common Stock Consideration, multiplied by the number of shares of Common Stock evidenced by such Certificate, together with any dividends or other distributions as provided in Section 2.2.5, and shall have no other rights. From and after the Effective Time, the Acquiror shall be entitled to treat any Certificates that have not yet been surrendered for exchange as evidencing only the ownership of the aggregate Common Stock Consideration into which the Shares represented by such Certificates have been converted, notwithstanding any failure to surrender such Certificates. Neither the Company nor the Acquiror shall be liable to any holder of shares of Common Stock for any Common Stock Consideration (or dividends, distributions or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          2.2.5. Distribution with Respect to Unexchanged Certificates. No dividends or other distributions with respect to Acquiror Common Stock declared or paid by the Acquiror after the Effective Time and with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate surrenders such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Acquiror Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of Acquiror Common Stock.

          2.2.6. Fractional Shares. No certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of a Certificate or Certificates. No dividends or distributions of the Acquiror shall be payable on or with respect to any fractional share, and no such fractional share interest shall entitle the owner thereof to vote or to any rights of stockholders of the Acquiror. In lieu of any such fractional shares, holders of shares of Common Stock otherwise entitled to fractional shares shall be entitled to receive promptly from the Exchange Agent a cash payment in an amount equal to the fraction of such share of Acquiror Common Stock to which such holder would otherwise be entitled multiplied by the average of the closing bid prices of Acquiror Common Stock during the five consecutive business days ending three days prior to the date of the Closing (the "Acquiror Common Stock Market Price").

          2.2.7. No Interest. All payments of dividends or cash for fractional shares shall be made without any payment of interest.

     2.3. Dissenters' Rights. In accordance with N.J.S.A. 14A:11-1, no holder of the Company's capital stock or the Acquiror's capital stock shall have the right to dissent from the Merger.

     2.4. Options. At the Effective Time, all options to purchase Common Stock granted by the Company prior to the date hereof pursuant to the Company's 1987 Incentive Stock Option Plan, 1990 Employee Stock Option Incentive Plan, 1996 Employee Incentive Stock Option Plan and 1996 Non-Employee Director Stock Option Plan (collectively, the "Company Option Plans") which are outstanding and unexercised immediately prior to the Effective Time (the "Prior Options"), shall be converted automatically into options to purchase shares of Acquiror Common Stock (the "New Options"), in accordance with the terms of such options, appropriately adjusted (as to both number of shares and exercise price) as follows:

          2.4.1. The number of shares of Acquiror Common Stock covered by each New Option shall equal the number of shares of Common Stock covered by the applicable Prior Option immediately prior to the Effective Time, multiplied by the Exchange Ratio and rounded down to the nearest whole number;

          2.4.2. The per share exercise price for each New Option shall equal the per share exercise price under the applicable Prior Option immediately prior to the Effective Time of the Merger, divided by the Exchange Ratio; and

          2.4.3. In all other respects, the terms of the New Options shall be identical to the terms of the Prior Options.

Notwithstanding the foregoing, in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code.


              III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     References herein to "Company Disclosure Schedules" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which either have been delivered by the Company to the Acquiror on the date hereof or shall be delivered by the Company to the

Acquiror during the Delivery Period (as defined in Section 5.14 hereof). The Company hereby represents and warrants to the Acquiror as follows:

     3.1.  Corporate Organization.

          3.1.1. Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Company has full power and authority, corporate and otherwise, to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, results of operations, assets, condition (financial or otherwise) or prospects (a "Material Adverse Effect") of the Company and each Company Subsidiary (as defined in Section 3.1.2), taken as a whole. The Company is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA").

          3.1.2. Subsidiaries. NBSC and NBSC's subsidiaries (all of which are listed on the Company Disclosure Schedule) are the only Company Subsidiaries of the Company. For purposes of this Agreement, (a) the term "Company Subsidiary" means any corporation, partnership, company, joint venture, limited liability company or other legal entity in which the Company, directly or indirectly, owns at least a 50% stock or other equity interest or for which the Company, directly or indirectly, acts as a general partner and (b) the term "Company Subsidiaries" means each Company Subsidiary. NBSC is a national bank duly organized and validly existing in stock form and in good standing under the laws of the United States. All eligible accounts of depositors issued by NBSC are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law. Each Company Subsidiary has full power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. The Company Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and By-laws, as in effect on the date hereof, of the Company and the Company Subsidiaries. Except with respect to the Company Subsidiaries, the Company does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, limited liability company, joint venture or other entity.

     3.2. Capitalization. The authorized capital stock of the Company consists solely of shares of Company Common Stock and shares of the preferred stock, no par value, of the Company. As of the date hereof, there are no shares of such preferred stock issued or outstanding and there are 3,811,480 shares of Company Common Stock issued and outstanding.

As of the date hereof, there are 151,500 shares of Company Common Stock issuable upon exercise of outstanding Prior Options granted pursuant to the Company Option Plans. The Company Disclosure Schedule sets forth a true and complete copy of the Company Option Plans and a true and complete list of each outstanding Prior Option issued pursuant thereto, describing the option holder, the exercise price and the number of Shares covered by each Prior Option. The Company and the Company Subsidiaries have not adopted any plan pursuant to which capital stock may be issued other than the Company Option Plans and the Company's Dividend Reinvestment Plan (a copy of which Dividend Reinvestment Plan is included within the Company Disclosure Schedule). All issued and outstanding shares of Company Common Stock, and all issued and outstanding shares of capital stock of the Company Subsidiaries, have been duly authorized and validly issued, have been issued without violating the preemptive or other rights of third-parties, are fully paid, and are nonassessable. All of the outstanding shares of capital stock of the Company Subsidiaries are owned by the Company or NBSC and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the options issued and outstanding as of the date hereof under the Company Option Plans and the Option granted to the Acquiror pursuant to the Stock Option Agreement, dated the date hereof, and the Company's obligations under its Dividend Reinvestment Plan, neither the Company nor any of the Company Subsidiaries has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of the Company or the Company Subsidiaries or has issued any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings to which the Company or any of the Company Subsidiaries is a party with respect to the voting of any such shares.

     3.3.  Authority; No Violation.

          3.3.1. Authority. Subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company, the Company has full power and authority, corporate and otherwise, to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company in accordance with the Certificate of Incorporation of the Company and all applicable laws and regulations. Except for such stockholder approval, no other corporate proceedings on the part of the Company are necessary to consummate the transactions so contemplated. This Agreement and the Stock Option Agreement each constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          3.3.2. Neither the execution and delivery of this Agreement and the Stock Option Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, or compliance by the Company with any of the terms or provisions hereof and thereof, will (i) violate any provision of the Company's Certificate of Incorporation or comparable governing instruments or

By-laws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or the Company Subsidiaries or any of their respective properties or assets, or (iii) except as set forth in the Company Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Company or the Company Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, commitment, pledge, permit, deed of trust, license, lease, contract, agreement or other instrument or obligation or any judgment, order, decree, law, rule or other restriction of any Governmental Authority (as defined below), in each case to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any of the Company Subsidiaries may be bound or to which any of the assets or properties of the Company or any of the Company Subsidiaries are subject except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Board of Governors of the Federal Reserve System (the "FRB"), the Office of the Comptroller of the Currency (the "Comptroller"), the FDIC, the New Jersey Department of Banking and Insurance (the "Department"), the New Jersey Department of Environmental Protection (the "NJDEP"), the Securities and Exchange Commission (the "SEC"), the New Jersey Department of the Treasury, other banking authorities, and the stockholders of the Company, no consents or approvals of or filings or registrations with or notices to any third party or any Governmental Authority are necessary on behalf of the Company in connection with (x) the execution and delivery by the Company of this Agreement and the Stock Option Agreement and (y) the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby. The term "Governmental Authority" shall mean any nation, state or other political subdivision thereof (including any local, municipal, city or county government), and any agency, natural person or other entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled by any of the foregoing.

     3.4.  Financial Statements.

     3.4.1. The Company Disclosure Schedule sets forth copies of the consolidated balance sheets of the Company as of December 31, 1996 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the periods ended December 31, 1995, 1996 and 1997, in each case accompanied by the audit report of Arthur Andersen LLP, independent public accountants with respect to the Company, and the unaudited consolidated balance sheet of the Company as of September 30, 1998, and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 1997 and 1998 (collectively, the "Company Financial Statements"). The Company Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods covered thereby (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial condition of the Company as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows of the Company for the respective periods set forth therein.

          3.4.2. No unrecorded funds or assets of the Company and the Company Subsidiaries have been established for any purpose; no accumulation or use of the funds of the Company and the Company Subsidiaries has been made without being properly accounted for in the respective books and records of the Company and the Company Subsidiaries; all payments by or on behalf of the Company and the Company Subsidiaries have been duly and properly recorded and accounted for in the books and records of the Company and the Company Subsidiaries; no false or artificial entry has been made in the books and records of the Company and the Company Subsidiaries for any reason; no payment has been made by or on behalf of the Company and the Company Subsidiaries with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and the Company and the Company Subsidiaries have not made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign, or any contribution, gift, bribe, rebate, payoff, influence payment or kickback, whether in cash, property or services, to any individual, corporation, partnership or other entity, to secure business or to pay for business secured.

          3.4.3. Except as and to the extent reflected, disclosed or reserved against in the Company Financial Statements (including the notes thereto), as of September 30, 1998 (the "Company Statement of Condition Date"), neither the Company nor any of the Company Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of the Company and the Company Subsidiaries, taken as a whole, which were required by GAAP (consistently applied) to be disclosed in the Company's consolidated balance sheet as of the Company Statement of Condition Date or the notes thereto and which were not so disclosed. Since the Company Statement of Condition Date, the Company and the Company Subsidiaries have not incurred any liabilities except in the ordinary course of business and consistent with prudent banking practice or except as directly related to the transactions contemplated by this Agreement.

     3.5. Broker's and Other Fees. Except for Capital Consultants of Princeton, Inc., neither the Company nor the Company Subsidiaries nor any of their directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. All agreements with Capital Consultants of Princeton, Inc. providing for the payment of fees in connection with the Merger are set forth in the Company Disclosure Schedule. There are no other fees (other than time charges billed at usual and customary rates) payable by the Company or the Company Subsidiaries to any advisors, including without limitation lawyers and accountants, in connection with the Merger or which would be triggered by consummation of the Merger or the termination of the services of such advisors by the Company or the Company Subsidiaries.

     3.6.  Absence of Certain Changes or Events.

          3.6.1. There has not been any material adverse change in the business, results of operations, assets, liabilities, properties, prospects or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, since the Company Statement of Condition Date, and to the best of the Company's knowledge, no facts or conditions exist which are likely to cause such a material adverse change in the future.

          3.6.2. Except as set forth in the Company Disclosure Schedule, since December 31, 1997, there has not been:

          3.6.2.1 any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Company and the Company Subsidiaries taken as a whole;

          3.6.2.2 any disposition, mortgage, pledge, or subjection to any lien, claim, charge, option, or encumbrance of any property or asset of the Company or any of the Company Subsidiaries, any commitment made or liability incurred by the Company or any of the Company Subsidiaries, or any cancellation or compromise of any debt or claim of the Company or any of the Company Subsidiaries otherwise than in the ordinary course of business;

          3.6.2.3 any dividend or distribution declared, set aside or paid in respect of the Common Stock or any repurchase by the Company of shares of Common Stock;

          3.6.2.4 any employment contract entered into, or any increase or decrease in the rates of compensation payable, as of the date of this Agreement, to or to become payable by the Company or any of the Company Subsidiaries to any of their officers, directors, employees or agents over or under the rates in effect during the 12 months ended December 31, 1997, other than general increases made in accordance with past practices; any declaration, payment, commitment, or obligation of any kind for the payment by the Company or any of the Company Subsidiaries of any bonus, additional salary or compensation outside of the ordinary course of business; or any declaration, payment, commitment, or obligation of any kind for the payment by the Company or any of the Company Subsidiaries of any retirement, termination or severance benefits to officers, directors, employees or consultants;

          3.6.2.5 any amendment, termination or threatened termination of any material contract, agreement, insurance policy, plan, lease, or license to which the Company or any Company Subsidiary is a party or by which any such entity may be bound, otherwise than in the ordinary course of business;

          3.6.2.6 any material change by the Company or any of the Company Subsidiaries in their method of doing business;

          3.6.2.7 any other act, omission or transaction involving the Company or any of the Company Subsidiaries outside of the ordinary course of business; or

          3.6.2.8 any catastrophic event affecting the Company or any of the Company Subsidiaries or their assets, such as, but not limited to, fire, explosion, earthquake, accident, flood, condemnation, act of God or public enemy, riot or civil disturbance.

     3.7. Legal Proceedings. Except as disclosed in the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the best of the Company's knowledge, threatened, legal, administrative, arbitrable or other proceedings, claims, actions or governmental investigations of any nature against the Company or the Company Subsidiaries which, if decided adversely to the Company or the Company Subsidiaries, would have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. Except as disclosed in the Company Disclosure Schedule, neither the Company nor the Company Subsidiaries are a party to any order, judgment or decree entered in any lawsuit or proceeding.

     3.8.  Taxes and Tax Returns.

          3.8.1. Each of the Company and the Company Subsidiaries have duly filed or requested an extension to file in accordance with applicable law (and until the Effective Time will so file or request such an extension in accordance with applicable law) all Tax Returns required to be filed by it (including, without limitation, all Tax Returns required to be filed on a consolidated, combined or unitary basis). All such Tax Returns were true and complete in all respects. Each of the Company and the Company Subsidiaries has duly paid (and until the Effective Time will so pay) all Taxes due and payable, other than Taxes that are being contested in good faith (and disclosed to the Acquiror in writing). The Company and the Company Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable to the extent required by GAAP (consistently applied). There is no lien on any asset of any of the Company and the Company Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax. The Company Disclosure Schedule identifies all federal, state, local and foreign income or franchise Tax Returns filed with respect to any of the Company and the Company Subsidiaries which have been examined by any Governmental Authority within the past six years. No deficiency was asserted as a result of any such examination which deficiency has not been finally resolved and paid in full. To the knowledge of the Company, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, any Taxes of any of the Company and the Company Subsidiaries. None of the Company and the Company Subsidiaries has given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

          3.8.2. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries (i) has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of Taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Company Subsidiaries (nor does the Company have any knowledge that the United States Internal Revenue Service has proposed any such adjustment or change of accounting method), (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply, (v) has been a United States real property holding corporation as defined in section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code, or (vi) has any liability for the Taxes of any Person other than the Company and the Company Subsidiaries under Treas. Reg. (S)1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise

          3.8.3. The Company Disclosure Schedule sets forth true copies of all Tax Returns filed by the Company and the Company Subsidiaries since January 1, 1994.

          3.8.4. Each of the Company and the Company Subsidiaries (i) has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes from the wages or salaries of employees and independent contractors, (ii) has paid over to the proper Governmental Authorities all amounts required to be so withheld and (iii) is not liable for any Taxes for failure to comply with such laws, rules and regulations.

          3.8.5. "Tax" means any of the following imposed by or payable to any Governmental Authority: any income, gross receipts, license, payroll, employment, excise, severance, stamp, business, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, or value added tax, any alternative or add-on minimum tax, any estimated tax, and any levy, impost, duty, assessment, withholding or any other governmental charge of any kind whatsoever, in each case including any interest, penalty, or addition thereto, whether disputed or not.

          3.8.6. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     3.9.  Reports.

          3.9.1. The Company Disclosure Schedule lists, and the Company has previously delivered or will deliver during the Delivery Period to the Acquiror a complete copy of, each (i) final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement filed by the Company with the SEC (or maintained by the Company pursuant to rules of the SEC) since January 1, 1996 pursuant to the Securities Act of 1933, as amended ("1933 Act"), or the Securities Exchange Act of 1934, as amended (the "1934 Act"), and (ii) communication (other than general advertising materials and press releases) mailed by the Company to its stockholders as a group since January 1, 1996, and each such final registration statement, prospectus, annual, quarterly or current report, definitive proxy statement and communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

          3.9.2. The Company and NBSC have, since January 1, 1996, duly filed with the Comptroller and the FRB, in a form and with such substance as was correct, accurate and complete in all material respects, the monthly, quarterly and annual financial reports required to be filed under all applicable laws and regulations, and the Company has made available to the Acquiror accurate and complete copies of all such reports.

     3.10. Company and NBSC Information. The information relating to the Company and the Company Subsidiaries (including NBSC) to be contained in the Joint Proxy Statement/Prospectus (as defined in Section 5.9) to be delivered to stockholders of the Company and the Acquiror in connection with the solicitation of their approval of the Merger, as of the respective dates that the Joint Proxy Statement/Prospectus is mailed to such stockholders, and up to and including the dates of the meetings of stockholders to which such Joint Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact regarding the Company and the Company Subsidiaries or omit to state a material fact regarding the Company and the Company Subsidiaries required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.11.  Certain Contracts.

          3.11.1. Except for Plans referenced in Section 3.17 and agreements disclosed in the Company Disclosure Schedule, (i) neither the Company nor any of the Company Subsidiaries is a party to or bound by any written contract or understanding (whether written or oral) with respect to the employment of any officers, employees, directors or consultants, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (either of severance pay or otherwise) becoming due from the Company or any of the Company Subsidiaries to any officer, employee, director or consultant thereof. The Company Disclosure Schedule sets forth true and correct copies of all severance and employment agreements with officers, directors, employees, agents or consultants to which the Company or any of the Company Subsidiaries is a party.

          3.11.2. Except as disclosed in the Company Disclosure Schedule and except for loan commitments issued in the ordinary course of business, (i) as of the date of this Agreement, neither the Company nor any of the Company Subsidiaries is a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of the Company and the Company Subsidiaries taken as a whole, but in no event shall a contract for less than $50,000 per year be deemed material under this Section 3.11.2, (ii) no commitment, agreement or other instrument to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound limits the freedom of the Company or any of the Company Subsidiaries to compete in any line of business or with any person, and (iii) neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement.

          3.11.3. Except as disclosed in the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries or, to the knowledge of the Company, any other party thereto, is in default in any material respect under any lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which NBSC is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

     3.12.  Properties and Insurance.

          3.12.1. The Company and the Company Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in the Company's consolidated balance sheet (as set forth in the Company Disclosure Schedule) as of the Company Statement of Condition Date, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the Company Statement of Condition Date), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such consolidated balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets and financial condition of the Company and the Company Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to the Acquiror prior to the date hereof or to be delivered during the Delivery Period. The Company and the Company Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by the Company and the Company Subsidiaries in all material respects as presently occupied, used, possessed and controlled by the Company and the Company Subsidiaries.

          3.12.2. The business operations and all insurable properties and assets of the Company and the Company Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of the Company, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of the Company adequate for the business engaged in by the Company and the Company Subsidiaries. As of the date hereof, the Company and the Company Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The Company Disclosure Schedule sets forth a complete and accurate list of all primary and excess insurance coverage held by the Company and/or the Company Subsidiaries currently or at any time during the past three years.

     3.13. Minute Books. The minute books of the Company and the Company Subsidiaries contain accurate records of all meetings held and other corporate action taken by their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors), except where the failure to so maintain such records would not constitute a material omission.

     3.14. Reserves. As of the Company Statement of Condition Date, the allowance for loan losses in the Company Financial Statements was adequate based upon all factors required to be considered by the Company in determining the amount of such allowance. The methodology used to compute the loan loss reserve complies in all material respects with all applicable policies and regulations of the Comptroller. As of the Company Statement of Condition Date, the reserve for OREO properties in the Company Financial Statements was adequate based upon all factors required to be considered by the Company in determining the amount of such reserve.

3.15. No Parachute Payments. Except as set forth in the Company Disclosure Schedule, no officer, director, employee or agent (or former officer, director, employee or agent) of the Company or any of the Company Subsidiaries is entitled to now, or will or may be entitled to as a consequence of this Agreement or the Merger, any payment or benefit from the Company, any of the Company Subsidiaries, the Acquiror or any of the Acquiror's Subsidiaries which, if paid or provided, would constitute an "excess parachute payment", as defined in
Section 280G of the Code or regulations promulgated thereunder. The Company Disclosure Schedule sets forth any accurate calculation of each such excess parachute payment.

     3.16. Indemnification. Except as set forth in the Certificate of Incorporation and By-Laws of the Company or in the Company Disclosure Schedule,
(i) neither the Company nor any Company Subsidiary is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of the Company or any of the Company Subsidiaries (a "Covered Person"), and (ii) to the knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under Section 5.6 if such provision were deemed to be in effect.

     3.17.  Employee Benefit Plans.

          3.17.1 For purposes of this Section 3.17, the following terms shall have the definitions given below:

                  "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Plans.

                  "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(13) of ERISA.

                  "Plans" means all "employee welfare benefit plans" within the meaning of Section 3(1) of ERISA and all "employee pension benefit plans" within the meaning of Section 3(2) of ERISA sponsored or maintained by the Company or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries contributes or is obligated to contribute.

                  "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

          3.17.2. To the knowledge of the Company, with respect to each Plan, the Company Disclosure Schedule sets forth a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Forms 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any.

          3.17.3. Except as set forth in the Company Disclosure Schedule, the Internal Revenue Service has issued a favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan") and no circumstance exists nor has any event occurred that could adversely affect the qualified status of any Qualified Plan or the related trust in a manner that would have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

          3.17.4. All contributions required to be made to any Plan by any applicable laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, before the date hereof have been made or paid in full on or before the final due date thereof and through the date of Closing will be made or paid in full on or before the final due date thereof.

          3.17.5. The Company and each of the Company Subsidiaries has complied, and is now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. Each Plan has been operated in material compliance with its terms. There is not now, and there are no existing circumstances that would give rise to, any requirement for the posting of security with respect to any Plan or the imposition of any lien on the assets of the Company or any of the Company Subsidiaries under ERISA or the Code. No circumstance exists, and no event has occurred, which could cause the Company or any of the

Company Subsidiaries to incur liability, whether directly or indirectly, through indemnification or otherwise, for any tax or penalty imposed pursuant to Section 4971, 4972, 4975, 4976, 4977, 4978, 4978B, 4979, 4980 or 4980B of the Code or
arising under Sections 502(i) or 502(l) of ERISA.

          3.17.6. Except as set forth in the Company Disclosure Schedule, no Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor have the Company or any of the Company Subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. With respect to each Multiemployer Plan described in the Company Disclosure Schedule: (i) neither the Company nor any of the Company Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; and (ii) neither the Company nor any of the Company Subsidiaries nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such plan is in reorganization, is insolvent, has been terminated, or would be in reorganization, be insolvent, or be terminated. Except for Multiemployer Plans described in the Company Disclosure Schedule, no Plan is subject to Title IV or
Section 302 of ERISA or Section 412 or 4971 of the Code.

          3.17.7. No circumstance exists, and no event has occurred, that would result in, any material Controlled Group Liability that would be a liability of the Acquiror, the Company or any of the Company Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4203 of ERISA.

          3.17.8.  Except for health continuation coverage as required by
Section 4980B of the Code or Part 6 of Title I of ERISA and except as set forth in the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

          3.17.9. Except as disclosed in the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company or any of the Company Subsidiaries.

          3.17.10. Except as disclosed in the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans.

          3.17.11. The Company Disclosure Schedule sets forth a list of each employment, severance or similar agreement under which the Company or any of the Company Subsidiaries is or could become obligated to provide compensation or benefits in excess of $100,000 in any one calendar year, and the Company will provide to the Acquiror during the Delivery Period a copy of each such agreement.

     3.18. Compliance with Laws and Orders. Except as set forth in the Company Disclosure Schedule or as disclosed in the reports described in Section 3.9.1 filed by the Company with the SEC prior to the date of this Agreement, the businesses of the Company and the Company Subsidiaries have not been, and are not being, conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any Governmental Authority (including, without limitation, in the case of Company Subsidiaries that are banks, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future shall not, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. Except as set forth in the Company Disclosure Schedule, no investigation or review by any Governmental Authority with respect to the Company or any of the Company Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated an intention to conduct the same, in each case other than those the outcome of which is not reasonably expected to have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

     3.19. Agreements with Bank Regulators. Neither the Company nor any of the Company Subsidiaries is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, Board of Directors resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Authority which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been described in the Company Disclosure Schedule, nor has the Company been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in the Company Disclosure Schedule. Neither the Company nor any Company Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

     3.20. Accounting Matters. Neither the Company nor any of the Company Subsidiaries nor, to the knowledge of the Company, any of the Company's other affiliates, has taken or agreed to take any action that would prevent the Acquiror from accounting for the business combination to be effected by the Merger as a "pooling of interests."

     3.21. Company Action. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of all directors present (a) determined that the Merger is advisable and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby, including the Merger, (c) directed that this Agreement be submitted for consideration by the Company's stockholders and (d) approved this Agreement, the Stock Option Agreement and the Merger for purposes of Section 14A:10A-4 of the State Act.

     3.22. Vote Required. The affirmative vote by holders of at least two-thirds (2/3) of the outstanding shares of Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     3.23. No Triggering Events. Except as set forth in the Company Disclosure Schedule, neither the execution and delivery by the Company of this Agreement and the Stock Option Agreement, nor the consummation by the Company of the transactions contemplated hereby and thereby will constitute a triggering event (including a "first trigger"), under any Company Plans or any other plan or agreement to which the Company or any of the Company Subsidiaries is bound, that will, or upon the occurrence of subsequent events would, accelerate the time of payment or vesting or increase the amount of compensation or benefits due any director, officer, employee or former employee (or any dependent of a former employee) of the Company or any Company Subsidiary.

     3.24.  Environmental Matters.

          3.24.1. For purposes of this Agreement, the following terms shall have the following meanings:

     "Branch Property" means all real property presently or formerly owned or operated by the Company or any Company Subsidiary on which branches or facilities are or were located.

     "Environmental Law" means any applicable federal, state or local statute, law, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, directive, requirement or agreement with any Governmental Authority, now existing, relating to: (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended. The term Environmental Law includes, without limitation, (x) the following statutes, each as amended:

          (i)  the federal Clean Air Act;

          (ii)  the federal Clean Water Act;

          (iii) the federal Solid Waste Disposal Act (including the Resource Conservation and Recovery Act and the Hazardous and Solid Waste Amendments thereto) ("RCRA");

          (iv) the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986) ("CERCLA");

          (v) the Federal Toxic Substances Control Act;

          (vi) the federal Occupational Safety and Health Act of 1970;

          (vii) the federal Emergency Planning and Community Right-to-Know Act of 1986;

          (viii)  the federal Safe Drinking Water Act;

          (ix) the federal Insecticide, Fungicide and Rodenticide Act;

          (x) the New Jersey Industrial Site Recovery Act ("ISRA"); and

          (xi) the New Jersey Spill Compensation and Control Act ("Spill Act"),

and (y) any common law or equitable doctrine (including, without limitation, any basis for injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

     "Hazardous Substance" means any substance, whether liquid, solid or gas, listed, defined, designated, or classified as hazardous, toxic, radioactive, or dangerous under any applicable Environmental Law, whether by type or by quantity. "Hazardous Substance" includes, without limitation, (i) any "hazardous substance" as defined in CERCLA or the Spill Act, (ii) any "hazardous waste" as defined in RCRA, and (iii) any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyls ("PCBs").

     "Real Property" means the Branch Property, all real property classified by the Company or any Company Subsidiary as OREO and all real property (including property held as trustee or in any other fiduciary capacity) over which the Company or any Company Subsidiary currently or formerly has exercised dominion, management or control.

          3.24.2. Except as set forth in the Company Disclosure Schedule or as would not have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole:

                   3.24.2.1 each of the Company and the Company Subsidiaries is and has been in compliance with all applicable Environmental Laws at all times since January 1, 1996;

                   3.24.2.2 to the knowledge of the Company, the Real Property does not contain any Hazardous Substance in violation of any applicable Environmental Law;

                   3.24.2.3 since January 1, 1995, neither the Company nor any of the Company Subsidiaries has received any written notices, demand letters or written requests for information from any Governmental Authority or any third-party indicating that the Company or any of the Company Subsidiaries may be in violation of, or liable under, any Environmental Law;

                   3.24.2.4 there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or to the knowledge of the Company threatened against the Company or any of the Company Subsidiaries with respect to the Company or any of the Company Subsidiaries or the Real Property relating to any violation, or alleged violation, of any Environmental Law or any condition of the Real Property;

                   3.24.2.5 no reports have been filed, or are required to be filed, by the Company or any of the Company Subsidiaries concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law on or at the Real Property;

                   3.24.2.6 to the knowledge of the Company, there are no underground storage tanks on, in or under any of the Branch Property other than heating oil tanks used for purposes of heating such Branch Properties and no underground storage tanks have been closed or removed from any Branch Property while such Branch Property was owned or operated by the Company or any of the Company Subsidiaries; and

                   3.24.2.7 to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries has incurred, and none of the Real Property is presently subject to, any liabilities (fixed or, to the knowledge of the Company, contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law.

          3.24.3. There are no permits or licenses required under any Environmental Law with respect to the Branch Property presently operated by the Company or any of the Company Subsidiaries.

          3.24.4. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has received written notice that any part of the Real Property has been or is listed as a site containing Hazardous Substances pursuant to any Environmental Law.

     3.25. Labor Relations. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to or bound by any collective bargaining agreement respecting its employees, nor is there pending, or to the knowledge of the Company threatened, any strike, walk out or other work stoppage or labor organizational effort with respect to any of such employees.

     3.26. Year 2000. To the extent that any functionality of any computer system or software used by the Company or the Company Subsidiaries is dependent upon or interdependent with the use or specification of any calendar date, the Company and the Company Subsidiaries have used commercially reasonable efforts (including without limitation seeking written confirmations from all material customers of and vendors to the Company and the Company Subsidiaries that such customers' and vendors' computer systems are "Year 2000 Compliant" (as hereinafter defined)) in implementing, and have implemented, a plan pursuant to which any such computer system shall be "Year 2000 Compliant," except where failure to do so will not materially adversely affect the Company and the Company Subsidiaries. For purposes of this Agreement, the term "Year 2000 Compliant" means that neither the performance nor the functionality of such computer systems or software shall be materially affected by dates in, into and between the 20th and 21st centuries. To be deemed "Year 2000 Compliant," such computer systems shall conform in all material respects to the following basic requirements: (i) no value for a current date shall cause any interruption in the operations of the Company and the Company Subsidiaries (or of the vendors or customers of the Company and the Company Subsidiaries) in which computer systems or software are used; and (ii) any date-based functions shall operate and perform in a consistent manner for dates in, into and between the 20th and 21st centuries and such computer systems and software shall calculate, manipulate and represent dates correctly, although no such computer systems shall use particular date values for special meanings.

     3.27. Disclosure. No representation or warranty contained in Article III of this Agreement or in the Company Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.


              IV.  REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

     References herein to "Acquiror Disclosure Schedules" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which either have been delivered by the Acquiror to the Company on the date hereof or shall be delivered by the Acquiror to the Company during the Delivery Period. The Acquiror hereby represents and warrants to the Company as follows:

     4.1.  Corporate Organization.

          4.1.1. Acquiror. The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Acquiror has full power and authority, corporate and otherwise, to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect with respect to the Acquiror and each of the Acquiror Subsidiaries (as defined in Section 4.1.2), taken as a whole. The Acquiror is registered as a bank holding company under the BHCA.

          4.1.2. Subsidiaries. Lakeland Bank and Metropolitan State Bank (collectively, the "Acquiror's Banks") and Lakeland Investment Corporation and M.S.B. Investment, Inc. are the only Acquiror Subsidiaries of Acquiror. For purposes of this Agreement, (a) the term "Acquiror Subsidiary" means any corporation, partnership, company, joint venture, limited liability company or other legal entity in which Acquiror, directly or indirectly, owns at least a 50% stock or other equity interest or for which Acquiror, directly or indirectly, acts as a general partner and (b) the term "Acquiror Subsidiaries" means each Acquiror Subsidiary. Each of the Acquiror Banks is a state chartered commercial bank duly organized and validly existing in stock form and in good standing under the laws of the State of New Jersey. All eligible accounts of depositors issued by the Acquiror Banks are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law. Each Acquiror Subsidiary has full power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Acquiror and the Acquiror Subsidiaries, taken as a whole. The Acquiror Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and By-laws, as in effect on the date hereof, of the Acquiror. Except with respect to the Acquiror Subsidiaries, the Acquiror does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture, limited liability company or other entity.

     4.2. Capitalization. The authorized capital stock of Acquiror consists solely of shares of Acquiror Common Stock. As of September 30, 1998, there were 8,495,838 shares of Acquiror Common Stock issued and outstanding. As of the date hereof, the Acquiror and the Acquiror Subsidiaries have not adopted any plan pursuant to which capital stock may be issued other than the Acquiror's Dividend Reinvestment Plan. All issued and outstanding shares of Acquiror Common Stock, and all issued and outstanding shares of capital stock of the Acquiror Subsidiaries, have been duly authorized and validly issued, have been issued without violating the preemptive or other rights of third-parties, are fully paid, and are nonassessable. All of the outstanding shares of capital stock of the Acquiror Subsidiaries are owned by the Acquiror, directly or indirectly, and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except with respect to the Acquiror's obligations under its Dividend Reinvestment Plan, neither the Acquiror nor any of the Acquiror Subsidiaries has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of the Acquiror or the Acquiror Subsidiaries or has issued any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings to which the Acquiror or the Acquiror Subsidiaries is a party with respect to the voting of any such shares.

     4.3.  Authority, No Violation.

          4.3.1. Authority. Subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Acquiror, the Acquiror has full power and authority, corporate and otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Acquiror in accordance with the Certificate of Incorporation of the Acquiror and all applicable laws and regulations. Except for such stockholder approval, no other corporate proceedings on the part of the Acquiror are necessary to consummate the transactions so contemplated. This Agreement constitutes a valid and binding obligation of the Acquiror, enforceable against the Acquiror in accordance with its terms.

          4.3.2. Neither the execution and delivery of this Agreement by the Acquiror, nor the consummation by the Acquiror of the transactions contemplated hereby in accordance with the terms hereof, or compliance by the Acquiror with any of the terms or provisions hereof, will (i) violate any provision of the Acquiror's Certificate of Incorporation or By-laws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Acquiror or the Acquiror Subsidiaries or any of their respective properties or assets, or (iii) except as set forth in the Acquiror Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of the Acquiror or the Acquiror Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, commitment, pledge, permit, deed of trust, license, lease, contract, agreement or other instrument or obligation or any judgment, order, decree, law, rule or other restriction of any Governmental Authority, in each case to which the Acquiror or any of the Acquiror Subsidiaries is a party, or by which the Acquiror or any of the Acquiror Subsidiaries may be bound or to which any of the assets or properties of the Acquiror or any of the Acquiror Subsidiaries are subject except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Acquiror and the Acquiror Subsidiaries, taken as a whole, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the FRB, the Comptroller, the FDIC, the Department, the NJDEP, the SEC, the New Jersey Department of the Treasury, other banking authorities, state securities administrators and the stockholders of the Acquiror, no consents or approvals of or filings or registrations with or notices to any third party or any

Governmental Authority are necessary on behalf of the Acquiror in connection with (x) the execution and delivery by the Acquiror of this Agreement and (y) the consummation by the Acquiror of the Merger and the other transactions contemplated hereby.

     4.4.  Financial Statements.

          4.4.1. The Acquiror Disclosure Schedule sets forth copies of the consolidated statements of condition of the Acquiror as of December 31, 1996 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1995, 1996 and 1997, in each case accompanied by the audit report of Radics & Co., LLC, independent public accountants with respect to the Acquiror, and the unaudited consolidated statement of condition of the Acquiror as of September 30, 1998, and the related unaudited consolidated statements of income and cash flows for the nine months ended September 30, 1997 and 1998 (collectively, the "Acquiror Financial Statements"). The Acquiror Financial Statements (including the related notes) have been prepared in accordance with GAAP consistently applied during the periods covered thereby (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial condition of the Acquiror as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows fairly present the results of the consolidated operations, changes in stockholders' equity and cash flows of the Acquiror for the respective periods set forth therein.

          4.4.2. No unrecorded funds or assets of the Acquiror and the Acquiror Subsidiaries have been established for any purpose; no accumulation or use of the funds of the Acquiror and the Acquiror Subsidiaries has been made without being properly accounted for in the respective books and records of the Acquiror and the Acquiror Subsidiaries; all payments by or on behalf of the Acquiror and the Acquiror Subsidiaries have been duly and properly recorded and accounted for in the books and records of the Acquiror and the Acquiror Subsidiaries; no false or artificial entry has been made in the books and records of the Acquiror and the Acquiror Subsidiaries for any reason; no payment has been made by or on behalf of the Acquiror and the Acquiror Subsidiaries with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and the Acquiror and the Acquiror Subsidiaries have not made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign, or any contribution, gift, bribe, rebate, payoff, influence payment or kickback, whether in cash, property or services, to any individual, corporation, partnership or other entity, to secure business or to pay for business secured.

          4.4.3. Except as and to the extent reflected, disclosed or reserved against in the Acquiror Financial Statements (including the notes thereto), as of September 30, 1998 (the "Acquiror Statement of Condition Date"), neither the Acquiror nor any of the Acquiror Subsidiaries had any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of the Acquiror and the Acquiror Subsidiaries, taken as a whole, which were required by GAAP (consistently applied) to be disclosed in the Acquiror's consolidated statement of condition as of the Acquiror Statement of Condition Date or the notes thereto and which were not so disclosed.

     4.5. Broker's and Other Fees. Except for Ryan, Beck & Co., Inc., neither the Acquiror nor the Acquiror Subsidiaries nor any of their directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. All agreements with Ryan, Beck & Co., Inc. providing for the payment of fees in connection with the Merger are set forth in the Acquiror Disclosure Schedule. There are no other fees (other than time charges billed at usual and customary rates) payable by the Acquiror or the Acquiror Subsidiaries to any advisors, including without limitation lawyers and accountants, in connection with the Merger or which would be triggered by consummation of the Merger or the termination of the services of such advisors by the Acquiror or the Acquiror Subsidiaries.

     4.6.  Absence of Certain Changes or Events.

          4.6.1. There has not been any material adverse change in the business, results of operations, assets, liabilities, properties, prospects or condition (financial or otherwise) of the Acquiror and the Acquiror Subsidiaries, taken as a whole, since the Acquiror Statement of Condition Date, and to the best of the Acquiror's knowledge, no facts or conditions exist which are likely to cause such a material adverse change in the future.

          4.6.2. Except as set forth in the Acquiror Disclosure Schedule, since December 31, 1997, there has not been:

          4.6.2.1 any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Acquiror and the Acquiror Subsidiaries taken as a whole;

          4.6.2.2 any disposition, mortgage, pledge, or subjection to any lien, claim, charge, option, or encumbrance of any property or asset of the Acquiror or any of the Acquiror Subsidiaries, any commitment made or liability incurred by the Acquiror or any of the Acquiror Subsidiaries, or any cancellation or compromise of any debt or claim of the Acquiror or any of the Acquiror Subsidiaries otherwise than in the ordinary course of business;

          4.6.2.3 any dividend or distribution declared, set aside or paid in respect of the Acquiror Common Stock or any repurchase by the Acquiror of shares of Acquiror Common Stock;

          4.6.2.4 any material change by the Acquiror or any of the Acquiror Subsidiaries in their method of doing business; or

          4.6.2.5 any catastrophic event affecting the Acquiror or any of the Acquiror Subsidiaries or their assets, such as, but not limited to, fire, explosion, earthquake, accident, flood, condemnation, act of God or public enemy, riot or civil disturbance.

     4.7. Legal Proceedings. Except as disclosed in the Acquiror Disclosure Schedule, and except for ordinary routine litigation incidental to the business of the Acquiror and the Acquiror Subsidiaries, neither the Acquiror nor any of the Acquiror Subsidiaries is a party to any, and there are no pending or, to the best of the Acquiror's knowledge, threatened, legal, administrative, arbitrable or other proceedings, claims, actions or governmental investigations of any nature against the Acquiror or the Acquiror Subsidiaries which, if decided adversely to Acquiror or the Acquiror Subsidiaries, would have a Material Adverse Effect on the Acquiror and the Acquiror Subsidiaries, taken as a whole. Except as disclosed in the Acquiror Disclosure Schedule, neither the Acquiror nor the Acquiror Subsidiaries is a party to any order, judgment or decree entered in any lawsuit or proceeding.

     4.8.  Reports.

          4.8.1. The Acquiror Disclosure Schedule lists, and the Acquiror has previously delivered or will deliver during the Delivery Period to the Company a complete copy of, each (i) final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement filed by the Acquiror with the SEC (or maintained by the Company in accordance with the rules of the SEC) since January 1, 1996 pursuant to the 1933 Act or the 1934 Act and (ii) communication (other than general advertising materials and press releases) mailed by the Acquiror to its stockholders as a group since January 1, 1996 and each such final registration statement, prospectus, annual, quarterly or current report, definitive proxy statement and communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the SEC and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

          4.8.2. The Acquiror and the Acquiror Banks have, since January 1, 1996, duly filed with the FDIC, the Department and the FRB, in a form and with such substance as was correct, accurate and complete in all material respects, the monthly, quarterly and annual financial reports required to be filed under all applicable laws and regulations, and the Acquiror has made or during the Delivery Period will make available to the Company accurate and complete copies of all such reports.

     4.9. Acquiror and Acquiror Bank Information. The information relating to the Acquiror and the Acquiror Banks to be contained in the Joint Proxy Statement/Prospectus to be delivered to stockholders of the Company and the Acquiror in connection with the solicitations of their approval of the Merger, as of the dates that the Joint Proxy Statement/Prospectus is mailed to such stockholders, and up to and including the dates of the meetings of stockholders to which such Joint Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact regarding the Acquiror and the Acquiror Banks or omit to state a material fact regarding the Acquiror and the Acquiror Banks required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.10.  Properties and Insurance.

          4.10.1. The Acquiror and the Acquiror Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in the Acquiror's consolidated statement of condition (as set forth in the Acquiror Disclosure Schedule) as of the Acquiror Statement of Condition Date, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the Acquiror Statement of Condition Date), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated statement of condition or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such consolidated statement of condition, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets and financial condition of the Acquiror and the Acquiror Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to the Company prior to the date hereof or to be delivered during the Delivery Period. The Acquiror and the Acquiror Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by the Acquiror and the Acquiror Subsidiaries in all material respects as presently occupied, used, possessed and controlled by the Acquiror and the Acquiror Subsidiaries.

          4.10.2. The business operations and all insurable properties and assets of the Acquiror and the Acquiror Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of the Acquiror, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of the Acquiror adequate for the business engaged in by the Acquiror and the Acquiror Subsidiaries. As of the date hereof, the Acquiror and the Acquiror Subsidiaries have not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and are not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The Acquiror Disclosure Schedule sets forth a complete and accurate list of all primary and excess insurance coverage held by the Acquiror and/or the Acquiror Subsidiaries currently or at any time during the past three years.

     4.11. Minute Books. The minute books of the Acquiror and the Acquiror Subsidiaries contain accurate records of all meetings held and other corporate action taken by their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors), except where the failure to so maintain such records would not constitute a material omission.

     4.12. Reserves. As of the Acquiror Statement of Condition Date, the allowance for loan losses in the Acquiror Financial Statements was adequate based upon all factors required to be considered by Acquiror in determining the amount of such allowance. The methodology used to compute the loan loss reserve complies in all material respects with all applicable FDIC policies. As of the Acquiror Statement of Condition Date, the reserve for OREO properties in the Acquiror Financial Statements was adequate based upon all factors required to be considered by the Acquiror in determining the amount of such reserve.

     4.13.  Employee Plans.

          4.13.1 For purposes of this Section 4.11, the following terms shall have the definitions given below:

          "Acquiror Plans" means all "employee welfare benefit plans" within the meaning of Section 3(1) of ERISA and all "employee pension benefit plans" within the meaning of Section 3(2) of ERISA sponsored or maintained by Acquiror or any of the Acquiror Subsidiaries or to which the Acquiror or any of the Acquiror Subsidiaries contributes or is obligated to contribute.

          4.13.2. To the knowledge of the Acquiror, with respect to each Acquiror Plan, the Acquiror Disclosure Schedule sets forth a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Acquiror Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Forms 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any.

          4.13.3. Except as set forth in the Acquiror Disclosure Schedule, the Internal Revenue Service has issued a favorable determination letter with respect to each Acquiror Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Acquiror Plan") and no circumstance exists nor has any event occurred that could adversely affect the qualified status of any Qualified Acquiror Plan or the related trust in a manner that would have a Material Adverse Effect on the Acquiror and the Acquiror Subsidiaries taken as a whole.

          4.13.4. All contributions required to be made to any Acquiror Plan by any applicable laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Acquiror Plan, before the date hereof have been made or paid in full on or before the final due date thereof and through the date of Closing will be made or paid in full on or before the final due date thereof.

          4.13.5. The Acquiror and each of the Acquiror Subsidiaries has complied, and is now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Acquiror Plans. Each Acquiror Plan has been operated in material compliance with its terms. There is not now, and there are no existing circumstances that would give rise to, any requirement for the posting of security with respect to any Acquiror Plan or the imposition of any lien on the assets of the Acquiror or any of the Acquiror Subsidiaries under ERISA or the Code. No circumstance exists, and no event has occurred, which could cause the Acquiror or any of the Acquiror Subsidiaries to incur liability, whether directly or indirectly, through indemnification or otherwise, for any tax or penalty imposed pursuant to Section 4971, 4972, 4975, 4976, 4977, 4978, 4978B,
4979, 4980 or 4980B of the Code or arising under Sections 502(i) or 502(l) of ERISA.

          4.13.6. Except as set forth in the Acquiror Disclosure Schedule, no Acquiror Plan is a Multiemployer Plan or a Multiple Employer Plan, nor has the Acquiror or the Acquiror Subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. With respect to each Multiemployer Plan described in the Acquiror Disclosure Schedule: (i) neither the Acquiror nor any of the Acquiror Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; and (ii) neither the Acquiror nor any of the Acquiror Subsidiaries nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such plan is in reorganization, is insolvent, has been terminated, or would be in reorganization, be insolvent, or be terminated. Except for Multiemployer Plans described in the Acquiror Disclosure Schedule, no Acquiror Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

          4.13.7. No circumstance exists, and no event has occurred, that would result in, any material Controlled Group Liability that would be a liability of the Acquiror or any of the Acquiror Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither the Acquiror nor any of the Acquiror Subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4203 of ERISA.

          4.13.8.  Except for health continuation coverage as required by
Section 4980B of the Code or Part 6 of Title I of ERISA and except as set forth in the Acquiror Disclosure Schedule, neither the Acquiror nor any of the Acquiror Subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

          4.13.9. Except as disclosed in Section 3.11.1(ii) to the Acquiror Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Acquiror or the Acquiror Subsidiaries.

          4.13.10. Except as disclosed in the Acquiror Disclosure Schedule, there are no pending or, to the knowledge of the Acquiror, threatened claims (other than claims for benefits in the ordinary course of business and claims which would not have a Material Adverse Effect upon the Acquiror and the Acquiror Subsidiaries, taken as a whole), lawsuits or arbitrations which have been asserted or instituted against the Acquiror Plans, any fiduciaries thereof with respect to their duties to the Acquiror Plans or the assets of any of the trusts under any of the Acquiror Plans.

     4.14. Compliance with Laws and Orders. Except as set forth in the Acquiror Disclosure Schedule or as disclosed in the reports described in Section
4.8.1 filed by the Acquiror with the SEC prior to the date of this Agreement, the businesses of the Acquiror and the Acquiror Subsidiaries have not been, and are not being, conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any governmental entity (including, without limitation, in the case of Acquiror Subsidiaries that are banks, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future shall not, have a Material Adverse Effect on the Acquiror and the Acquiror Subsidiaries, taken as a whole. Except as set forth in the Acquiror Disclosure Schedule, no investigation or review by any Governmental Authority with respect to the Acquiror or any of the Acquiror Subsidiaries is pending or, to the knowledge of the Acquiror, threatened, nor has any Governmental Authority indicated an intention to conduct the same, in each case other than those the outcome of which is not reasonably expected to have a Material Adverse Effect on the Acquiror and the Acquiror Subsidiaries, taken as a whole.

     4.15. Agreements with Bank Regulators. Neither the Acquiror nor any Acquiror Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, Board of Directors resolution submitted to a Governmental Authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Governmental Authority which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been described in the Acquiror Disclosure Schedule, nor has the Acquiror been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in the Acquiror Disclosure Schedule. Neither the Acquiror nor any Acquiror Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

     4.16. Accounting Matters. Neither the Acquiror nor any of the Acquiror's Subsidiaries nor, to the Acquiror's knowledge, any of the Acquiror's other affiliates, has taken or agreed to take any action that would prevent Acquiror from accounting for the business combination to be effected by the Merger as a "pooling of interests."

     4.17. Acquiror Action. The Board of Directors of the Acquiror (at a meeting duly called and held) has by the requisite vote of all directors present
(a) determined that the Merger is advisable and in the best interests of the Acquiror and its stockholders, (b) approved this

Agreement and the transactions contemplated hereby, including the Merger, and
(c) directed that the Agreement be submitted for consideration by the Acquiror's stockholders.

     4.18. Vote Required. The affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Acquiror Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Acquiror capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     4.19. No Triggering Events. Except as set forth in the Acquiror Disclosure Schedule, neither the execution and delivery by the Acquiror of this Agreement, nor the consummation by the Acquiror of the transactions contemplated hereby will constitute a triggering event (including a "first trigger"), under any Acquiror Plans or any other plan or agreement to which the Acquiror or any of the Acquiror Subsidiaries is bound, that will, or upon the occurrence of subsequent events would, accelerate the time of payment or vesting or increase the amount of compensation or benefits due any director, officer, employee or former employee (or any dependent of a former employee) of the Acquiror or any Acquiror Subsidiary

     4.20.  Environmental Matters.

          4.20.1. For purposes of this Agreement, the following terms shall have the following meanings:

     "Acquiror Branch Property" means all real property presently or formerly owned or operated by the Acquiror or any Acquiror Subsidiary on which branches or facilities are or were located.

     "Acquiror Real Property" means the Acquiror Branch Property, all real property classified by the Acquiror or any Acquiror Subsidiary as OREO and all real property (including property held as trustee or in any other fiduciary capacity) over which the Acquiror or any Acquiror Subsidiary currently or formerly has exercised dominion, management or control.

          4.20.2. Except as set forth in the Acquiror Disclosure Schedule or as would not have a Material Adverse Effect on the Acquiror and the Acquiror Subsidiaries taken as a whole:

                 4.20.2.1 each of the Acquiror and the Acquiror Subsidiaries is and has been in compliance with all applicable Environmental Laws at all times since January 1, 1996,

                 4.20.2.2 to the knowledge of the Acquiror, the Acquiror Real Property does not contain any Hazardous Substance in violation of any applicable Environmental Law,

                 4.20.2.3 since January 1, 1995, neither the Acquiror nor any Acquiror Subsidiary has received any written notices, demand letters or written requests for information from any Governmental Authority or any third-party indicating that the Acquiror or such Acquiror Subsidiary may be in violation of, or liable under, any Environmental Law.

          4.20.2.4 there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or to the knowledge of the Acquiror, threatened against the Acquiror or any Acquiror Subsidiary with respect to the Acquiror or any Acquiror Subsidiary or the Acquiror Real Property relating to any violation, or alleged violation, of any Environmental Law or any condition of the Acquiror Real Property;

          4.20.2.5 no reports have been filed, or are required to be filed, by the Acquiror or any Acquiror Subsidiary concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law on or at the Acquiror Real Property;

          4.20.2.6 to the knowledge of the Acquiror, there are no underground storage tanks on, in or under any of the Acquiror Branch Property and no underground storage tanks have been closed or removed from any Acquiror Branch Property while such Acquiror Branch Property was owned or operated by the Acquiror or any of the Acquiror Subsidiaries; and

          4.20.2.7 to the knowledge of the Acquiror, neither the Acquiror nor any Acquiror Subsidiary has incurred, and none of the Acquiror Real Property is presently subject to, any liabilities (fixed or, to the knowledge of the Acquiror, contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law.

          4.20.2.8 There are no permits or licenses required under any Environmental Law with respect to the Acquiror Branch Property presently operated by the Acquiror or any of the Acquiror Subsidiaries.

          4.20.2.9 Except as set forth in the Company Disclosure Schedule, neither the Acquiror nor any Acquiror Subsidiary has received written notice that any part of the Acquiror Real Property has been or is listed as a site containing Hazardous Substances pursuant to any Environmental Law.

     4.21. Labor Relations. Except as set forth in the Acquiror Disclosure Schedule, neither the Acquiror nor any of the Acquiror Subsidiaries is a party to or bound by any collective bargaining agreement respecting its employees, nor is there pending, or to the knowledge of the Acquiror threatened, any strike, walk out or other work stoppage or labor organizational effort with respect to any of such employees.

     4.22. Year 2000. To the extent that any functionality of any computer system or software used by the Acquiror or the Acquiror Subsidiaries is dependent upon or interdependent with the use or specification of any calendar date, the Acquiror and the Acquiror Subsidiaries have used commercially reasonable efforts (including without limitation seeking written confirmations from all material customers of and vendors to the Acquiror and the Acquiror Subsidiaries that such customers' and vendors' computer systems are Year 2000 Compliant) in implementing, and have implemented, a plan pursuant to which any such computer system shall be Year 2000 Compliant, except where failure to do so will not materially adversely affect the Acquiror and the Acquiror Subsidiaries. To be deemed Year 2000 Compliant, such computer systems shall conform in all material respects to the following basic requirements: (i) no value for a current date shall cause any interruption in the operations of the Acquiror and the Acquiror Subsidiaries (or of the vendors or customers of the Acquiror and the Acquiror Subsidiaries) in which computer systems or software are used; and (ii) any date-based functions shall operate and perform in a consistent manner for dates in, into and between the 20th and 21st centuries and such computer systems and software shall calculate, manipulate and represent dates correctly, although no such computer systems shall use particular date values for special meanings.

     4.23. Disclosure. No representation or warranty contained in Article IV of this Agreement or in the Acquiror Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.


                                 V.  COVENANTS

     5.1.  Acquisition Proposals.

          5.1.1. The Company agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving the Company or any of the Company Subsidiaries, or acquisition of any capital stock from the Company (other than upon exercise of stock options which are outstanding as of the date hereof) or 15% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by the Company of any material assets or capital stock of any other person, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than the Acquiror or its directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided that, at any time prior to the approval of the Merger by the stockholders of the Company, the Company may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Competing Transaction which was not solicited or encouraged after the date of this Agreement if and so long as the Board of Directors of the Company determines in good faith by a majority vote, after consultation with and receipt of advice from its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors of the Company under applicable laws and determines that such a proposal is, after consulting with Capital Consultants of Princeton, Inc. (or any other recognized investment banking firm), more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by the Acquiror in response to such Competing Transaction). The Company will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Competing Transaction. Notwithstanding any other provision of this Section 5.1, in the event that prior to the approval of the Merger by the stockholders of the Company, the Board of Directors of the Company determines in good faith by a majority vote, after consultation with and receipt of advice from outside legal counsel, that failure to do so would constitute a breach of the fiduciary duties of the Company's Board of Directors under applicable laws, the Board of Directors of the Company may (subject to this and the following sentences) withdraw, modify or change, in a manner adverse to the Acquiror, its recommendation that the stockholders approve this Agreement (the "Company Board Recommendation") and, to the extent applicable, comply with Rule 14e-2 promulgated under the 1934 Act with respect to a Competing Transaction by disclosing such withdrawn, modified or changed Company Board Recommendation in connection with a tender or exchange offer for Company securities, provided that it uses all reasonable efforts to give the Acquiror two days prior written notice of its intention to do so (provided that the foregoing shall in no way limit or otherwise affect the Acquiror's right to terminate this Agreement pursuant to Section 7.1.8). The Company's Board of Directors shall not, in connection with any such withdrawal, modification or change of the Company Board Recommendation, take any action to change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Merger or the Stock Option Agreement. From and after the execution of this Agreement, the Company shall immediately advise the Acquiror in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and furnish to the Acquiror within 24 hours of such receipt an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any information provided to any third party relating thereto. In addition, the Company shall immediately advise the Acquiror, in writing, if the Board of Directors of the Company shall make any determination as to any Competing Transaction as contemplated by the proviso to the first sentence of this Section 5.1.1.

          5.1.2. If, prior to the approval of the Merger by the Company's stockholders, the Board of Directors of the Company shall determine in good faith, after consultation with its financial and legal advisors, with respect to any written proposal from a third party for a Competing Transaction received after the date hereof that was not solicited or encouraged by the Company or any of its subsidiaries or affiliates in violation of this Agreement that failure to enter into such Competing Transaction would constitute a breach of the fiduciary duties of the Board of Directors of the Company under applicable law and that such Competing Transaction is more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by the Acquiror in response to such Competing Transaction) and is in the best interest of the Company's stockholders and the Company has received (x) the advice of its outside legal counsel as to whether failure to enter into such a Competing Transaction would constitute a breach of the Board of Directors' fiduciary duties under applicable law and (y) an opinion (a copy of which, if delivered in writing, has been delivered to the Acquiror) from Capital Consultants of Princeton, Inc. (or any other recognized investment banking firm) that the Competing Transaction is more favorable from a financial point of view to the Company's stockholders than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by the Acquiror), the Company may terminate this Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to such Competing Transaction provided that, prior to any such termination, (i) the Company has provided the Acquiror written notice that it intends to terminate this Agreement pursuant to this Section 5.1.2, identifying the Competing Transaction then determined to be more favorable and the parties thereto and delivering an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of the Acquisition Agreement to be entered into for such Competing Transaction, and (ii) at least three full business days after the Company has provided the notice referred to in clause (i) above (provided that the advice and opinion referred to in clauses (x) and (y) above shall continue in effect without revocation, revision or modification), the Company delivers to the Acquiror (A) a written notice of termination of this Agreement pursuant to this
Section 5.1.1, (B) a check in the amount of the Acquiror's Costs (as defined in Section 7.2) as the same may have been estimated by the Acquiror in good faith prior to the date of such delivery (subject to an adjustment payment between the parties upon the Acquiror's definitive determination of such Costs), (C) a written acknowledgment from the Company that (x) the termination of this Agreement and the entry into the Acquisition Agreement for the Competing Transaction will be a "Purchase Event" as defined in the Stock Option Agreement and (y) the Stock Option Agreement shall be honored in accordance with its terms and (D) a written acknowledgment from each other party to such Competing Transaction that it is aware of the substance of the Company's acknowledgment under clause (C) above and waives any right it may have to contest the matters thus acknowledged by the Company.

     5.2. Interim Operations of the Company. The Company shall terminate its dividend reinvestment plan effective upon the execution of this Agreement and shall notify its stockholders of such termination within ten days after the execution of this Agreement. The Company shall (and shall cause each of the Company Subsidiaries to) conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and use all reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company shall not (and the Company shall cause each of the Company Subsidiaries not to), except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby, without the prior written consent of the
Acquiror:

          5.2.1. Do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare, set aside or pay any dividend (other than regular quarterly dividends on the Common Stock of $.02 per share with record and payment dates consistent with past practice provided that the Company's stockholders shall not be entitled to receive a cash dividend from the Company (prior to the Closing) and a cash dividend from the Acquiror (after the Closing) within the same three month period and provided further that no such dividend shall constitute an "extraordinary distribution" as defined in Treasury Regulation (S)1.368-1T(e)(1)(ii)) or other distribution or payment (whether in cash, stock or property) with respect to, or on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock, (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of stock options which are both outstanding on the date hereof and disclosed on one or more exhibits annexed hereto), or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

          5.2.2. Directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

          5.2.3. Make or propose any changes in its certificate of incorporation or by-laws;

          5.2.4.  Merge or consolidate with any other person;

          5.2.5. Acquire a material amount of assets or capital stock of any other person:

          5.2.6. Except pursuant to existing credit arrangements, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice;

          5.2.7.  Create any subsidiaries;

          5.2.8. Enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice, or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by applicable law or in the ordinary course of business consistent with past practice;

          5.2.9. Enter into, adopt or amend any employee benefit or similar plan except as may be required by applicable law;

          5.2.10. Change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by the Company's regular independent accountants;

          5.2.11. Modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any material agreement or any confidentiality agreement to which the Company is a party;

          5.2.12. Enter into any confidentiality agreements or arrangements with respect to any transaction other than a transaction in the ordinary course of business consistent with past practice;

          5.2.13. Incur or commit to any capital expenditures, individually or in the aggregate, in excess of 120% of the amount set forth in the capital expenditure budget set forth in the Company's Disclosure Schedule;

          5.2.14. Make any payments in respect of policies of directors' and officers' liability insurance (premiums or otherwise) other than amounts paid pursuant to current policies;

          5.2.15. Take any action to exempt or make not subject to (x) the provisions of the New Jersey Shareholder Protection Act (N.J.S.A. 14A:10A et seq.) or (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than the Acquiror or its subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

          5.2.16. Take any action, or knowingly omit to take any action, that would, or that would reasonably be expected to, result in (A) any of the representations and warranties of the Company set forth in Article III becoming untrue in any material respect (or, with respect to representations and warranties that are qualified as to materiality, in any respect) or (B) any of the conditions to Closing set forth in Sections 6.1 or 6.2 not being satisfied;

          5.2.17. Enter into or carry out any other transaction other than in the ordinary and usual course of business;

          5.2.18. Convene any meeting of (other than the meeting convened to vote upon the Merger) or determine to submit any matter for stockholder action (other than the Merger) unless the Acquiror has been given at least 45 days prior written notice of such meeting or determination;

          5.2.19. Take any action that would, in any such case, (i) materially delay or adversely affect the ability of the Company to obtain any approvals of governmental entities required to permit consummation of the Merger or (ii) materially adversely affect its ability to perform its obligations under this Agreement;

          5.2.20. Change any of its existing policies and practices with respect to taking any action that results or would be likely to result in it being deemed to exercise dominion, management or control over collateral securing any extension of credit; provided however that such practices comply with all Environmental Laws and provided further however that the Company shall not take any such action with respect to any outstanding extension of credit with a contractual amount due of $200,000 or more or in connection with which there is reasonably anticipated to be an environmental exposure of $50,000 or more without prior consultation with the Acquiror; or

          5.2.21. Agree in writing or otherwise to take any of the foregoing actions.

     5.3. Acquiror Representations and Covenants. The Acquiror shall not take any action, or knowingly omit to take any action, that would, or that would reasonably be expected to, result in (A) any of the representations and warranties of the Acquiror (other than representations and warranties made as of a particular date) set forth in Article IV becoming untrue in any material respect (or, with respect to representations and warranties that are qualified as to materiality, in any respect) or (B) any of the conditions to closing set forth in Sections 6.1 or 6.3 not being satisfied.

     5.4. Access and Information. Upon reasonable notice, each of the Company and the Acquiror shall (and shall cause each of its subsidiaries to) afford to the other and their representatives (including, without limitation, directors, officers and employees of the other party hereto and its affiliates and counsel, accountants and other professionals retained by it) such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as the Acquiror or the Company reasonably requests; provided, however, that neither the Company nor the Acquiror shall be required to provide access to any such information if the providing of such access (i) would violate a binding contractual obligation, (ii) would, as advised by outside counsel, be reasonably likely to result in the loss or impairment of any privilege with respect to such information or (iii) would be precluded by any law, ordinance, regulation, judgment, order, decree, license or permit of any governmental entity. Any access granted to the Company and the Acquiror pursuant to this Section 5.4 shall not in any way limit any representation or warranty set forth in this Agreement. The rights and obligations of each of the Acquiror and the Company pursuant to the Confidentiality Letter Agreement, dated October 22, 1998 ("Confidentiality Agreement"), between the Acquiror and the Company, shall survive the execution and delivery of this Agreement, and all information heretofore and hereafter obtained by the Acquiror, the Company or any of their advisors pursuant to this Section 5.5 or otherwise shall be deemed to be covered by the Confidentiality Agreement (subject to the exceptions provided for therein), and in the case of the Acquiror, shall remain subject to the provisions of such Confidentiality Agreement until the Effective Time and, in the case of the Company shall remain subject to the provisions of such Confidentiality Agreement in accordance with the terms thereof.

     5.5. Certain Filings, Consents and Arrangements. The Acquiror and the Company shall (a) promptly make their respective filings, and shall thereafter use their best efforts promptly to make any required submissions, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the Merger and the other transactions contemplated by this Agreement, (b) promptly file all applications and reports required to be filed with all applicable governmental entities between the date of this Agreement and the Effective Time and promptly cause each Acquiror Subsidiary or Company Subsidiary that is a bank to make all filings required to be made with all applicable governmental entities, with respect to the Merger and the other transactions contemplated by this Agreement, (c) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other applicable federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations and (d) subject to the qualifications set forth in the proviso in
Section 5.4, deliver to the other parties to this Agreement copies of all such reports and filings promptly after they are filed. Notwithstanding anything to the contrary contained in this Agreement, the Acquiror shall not be required to take any action that would subject it to any obligations under ISRA unless the Effective Time shall have occurred.

     5.6.  Indemnification and Insurance.

          5.6.1. For a period of six years after the Effective Time, the Acquiror shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer (whether elected or appointed), employee or agent of the Company or any subsidiary of the Company or serves or has served at the request of the Company in any capacity with any other person (collectively, the "Indemnitees") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisors and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee, (i) in connection with, arising out of or relating to any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits proceedings or investigations by or on behalf of or in the right of or against the Company or any Company Subsidiary or their affiliates, or by any present or former stockholder of the Company (collectively, "Claims"), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, the Joint Proxy Statement/Prospectus (as defined in Section 5.9), this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of the Company's Board of Directors or any committee of the Company's Board of Directors, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, and (ii) in connection with, arising out of or relating to the enforcement of the obligations of Acquiror set forth in this Section 5.6, in each case to the fullest extent permitted under any applicable law, but in no event beyond the extent to which such indemnification would have been available from the Company had the Claim been advanced on the date hereof.

          5.6.2. In the event that the Acquiror or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of the Acquiror assume the obligations set forth in this Section 5.6.

          5.6.3. The Acquiror shall use its best efforts to maintain the Company's current officers' and directors' liability insurance ("D&O Insurance") in full force and effect without reduction of coverage for a period of three years after the Effective Time (provided that the Acquiror may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not substantially less advantageous); provided, however, that Acquiror shall not be required to pay an annual premium therefor in excess of one hundred percent (100%) of the last annual premium paid by the Company prior to the date hereof (the "Current Premium"); and provided further, however, that if such D&O Insurance expires, is terminated or canceled during such three-year period, the Acquiror shall use its best efforts to obtain as much D&O Insurance covering the Company's officers and directors as can be obtained for the remainder of such period for a premium on an annualized basis not in excess of one hundred percent (100%) of the Current Premium.

          5.6.4. This Section 5.6 shall be construed as an agreement, as to which the Indemnitees are intended to be third-party beneficiaries, between the Acquiror and the Indemnitees, as unaffiliated third parties.

          5.6.5.  Any Indemnitee wishing to claim indemnification under this
Section 5.6, upon learning of any such claim, action, suit or proceeding, shall promptly notify the Acquiror thereof, but the failure to so notify shall not relieve Acquiror of any liability it may have to such Indemnitee if such failure does not prejudice the Acquiror. In the event of any such claim, action, suit or proceeding (whether arising before or after the Effective Time) as to which the Acquiror agrees that indemnification under this Section 5.6 is applicable,
(a) the Acquiror shall have the right to assume the defense thereof and neither the Acquiror nor the Surviving Corporation shall be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitees in connection with the defense thereof, except that if the Acquiror elects not to assume such defense or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between the Acquiror or the Surviving Corporation and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and the Acquiror or the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnitees as statements therefor are received; provided, however, that the Acquiror and the Surviving Corporation shall be obligated pursuant to this
Section 5.6.5 (a) to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for such Indemnitees would present such counsel with a conflict of interest and (b) the Indemnitees will cooperate in the defense of any such matter. Neither the Acquiror nor the Surviving Corporation shall be liable for settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent; and provided further, however, that neither the Acquiror nor the Surviving Corporation shall have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law.

     5.7. Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations and filings (including, without limitation, making all filings under the HSR Act and any applicable banking and securities laws) and obtaining any required contractual consents. If, at any time after the Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and al right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

     5.8. Publicity. The initial press release announcing this Agreement shall be a joint press release, and thereafter the Company and the Acquiror shall consult with each other regarding any statements about the financial effects of the transaction to analysts and before (i) issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby; or (ii) making any filings with any governmental entity with respect thereto.

     5.9. Joint Proxy Statement/Prospectus; Registration Statement. The Acquiror and the Company shall cooperate in preparing a joint proxy statement/prospectus (the "Joint Proxy Statement/Prospectus") which shall be utilized to solicit proxies in connection with the meeting at which the Company's stockholders will vote upon the Merger and the meeting at which the Acquiror's stockholders will vote upon the Merger. Such document shall also constitute a prospectus for the offer, sale and registration of the Acquiror's capital stock pursuant to the Merger. Promptly after both the Acquiror and the Company confirm that the Joint Proxy Statement/Prospectus is satisfactory for filing in preliminary form, the Acquiror shall file such preliminary Joint Proxy Statement/Prospectus with the SEC, such filing to be on a confidential basis to the extent permitted by the rules of the SEC. Each party shall provide the other with a copy of any written comments that it may receive from the Staff of the SEC with respect to the Joint Proxy Statement/Prospectus and shall afford the other party's representatives the opportunity to participate in any telephonic conversation or meeting with the Staff of the SEC regarding the Joint Proxy Statement/Prospectus. Each party will afford the other party and its counsel a full and complete opportunity to comment on any response to any comments from the Staff of the SEC with respect to such Joint Proxy Statement/Prospectus and will not file any amendment to such preliminary Joint Proxy Statement/Prospectus unless such amendment is approved by the other party, such approval not to be unreasonably withheld. The Acquiror shall prepare and file with the SEC a registration statement on Form S-4 including such Joint Proxy Statement/Prospectus (the "Registration Statement") as soon as is reasonably practicable following receipt of final comments from the Staff of the SEC on the Joint Proxy Statement/Prospectus (or advice that such Staff shall not review such filing), and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to maintain the effectiveness of such Registration Statement. Each party will promptly advise the other party in writing if at any time prior to the Company Meeting (as hereinafter defined) or the Acquiror Meeting (as hereinafter defined) it shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Joint Proxy Statement/Prospectus or Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. The Acquiror shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of the Acquiror Common Stock pursuant to the Merger, and the Company shall furnish the Acquiror all information concerning the Company and the holders of its capital stock and shall take any action as the Acquiror may reasonably request in connection with any such action. The Acquiror will afford the Company and its counsel a reasonable opportunity to comment on (i) the Registration Statement in preliminary form prior to its being filed with the SEC, (ii) any response to any comments from the Staff of the SEC with respect to such Registration Statement in preliminary form and (iii) any proposed amendments to the Registration Statement. Each party will promptly advise the other in writing if at any time prior to the Company Meeting or the Acquiror Meeting it shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

     5.10.  Compliance with the 1933 Act and the 1934 Act; Pooling of Interests.

          5.10.1. At least 45 days prior to the Effective Time, the Company shall identify to the Acquiror all persons who were, at the time of the execution of this Agreement, possible "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act and as that term is used for purposes of determining whether the Merger qualifies for "pooling of interests" accounting treatment (the "Company Affiliates").

          5.10.2. The Company shall use its best efforts, which shall not, however, require the Company to make any payment whatsoever for such purpose, to obtain a written agreement (in the form and substance of the letter annexed hereto as Appendix A) from each person who is identified as a possible Company
          ----------
Affiliate pursuant to Section 5.10.1, providing that (a) such person shall not offer, sell, pledge, transfer or otherwise dispose of any shares of Common Stock held by such Company Affiliate and any shares of Acquiror Common Stock to be received by such Company Affiliate as Common Stock Consideration, except in compliance with the applicable provisions of the 1933 Act and the rules and regulations (including Rule 145) thereunder and (b) such person shall not sell or otherwise reduce such person's risk relative to any shares of Common Stock during the period commencing 30 days prior to the consummation of the Merger and will not sell or otherwise reduce such person's risk relative to any shares of Acquiror Common Stock until publication of financial results covering at least 30 days of combined operations of the Acquiror and the Company.

     5.10.3. Prior to the Closing, the Company shall deliver to the Acquiror such consolidated financial statements of the Company as the Acquiror shall reasonably request in order to enable the Acquiror to comply with its reporting obligations under the 1934 Act, together with an executed report of the Company's outside auditors with respect to all such financial statements that have been audited. Such report shall be in form and substance satisfactory to the Acquiror. The financial statements delivered pursuant to this Section
5.10.3 shall be prepared in accordance with GAAP and shall conform to all provisions of the SEC's Regulation S-X, such that such financial statements are suitable for filing by the Acquiror with the SEC in response to Items 2 and 7 of the SEC's Current Report on Form 8-K. Immediately prior to the Closing, the Company shall cause its outside auditors to deliver to the Acquiror an executed consent, in form and substance satisfactory to the Acquiror and suitable for filing by the Acquiror with the SEC, which consent shall authorize the Acquiror to file with the SEC the report referred to in this Section 5.10.3 and all other reports delivered by the Company hereunder.

     5.11. Stockholders' Meetings. The Company shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-laws, to convene a special meeting or annual meeting of stockholders (in either case, the "Company Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. The Board of Directors of the Company shall recommend that the holders of shares of capital stock entitled to vote on the Merger vote in favor of and approve the Merger and adopt this Agreement at the Company Meeting; provided, however, that such recommendation may be withdrawn, modified or amended to the extent that the Board of Directors of the Company determines, upon the advice of outside counsel, that any such action is necessary, in the exercise of its fiduciary obligations under applicable law. The Acquiror shall take all action necessary, in accordance with applicable law and its Certificate of Incorporation and By-laws, to convene a special meeting or annual meeting of stockholders (in either case, the "Acquiror Meeting") as promptly as practicable for the purpose of considering and taking action upon this Agreement. The Board of Directors of the Acquiror shall recommend that the holders of shares of capital stock entitled to vote on the Merger vote in favor of and approve the Merger and adopt this Agreement at the Acquiror Meeting; provided, however, that such recommendation may be withdrawn, modified or amended to the extent that the Board of Directors of the Acquiror determines, upon the advice of outside counsel, that any such action is necessary, in the exercise of its fiduciary obligations under applicable law.

     5.12. Pooling and Tax-Free Reorganization Treatment. Neither the Acquiror nor the Company shall intentionally take, fail to take or cause to be taken or not taken any action within its control, which would disqualify the Merger from being treated as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

     5.13. ISRA Approval. The Company, at its sole cost and expense, shall obtain, prior to the Effective Time, either (i) a written determination (based upon an affidavit from the Company that is approved by the Acquiror prior to its submission to the NJDEP) from the NJDEP that the transactions contemplated by, or the properties subject to, this Agreement are not subject to the requirements of ISRA, or (ii) a Remediation Agreement (in form and substance satisfactory to the Acquiror) issued by the NJDEP pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement prior to the issuance of any "Negative Declaration," "No Further Action Letter" or approval of any "Remedial Action Workplan," as such terms are defined under ISRA, or (iii) "Negative Declaration" or approvals of any "Remedial Action Workplan" (in either case in form and substance satisfactory to the Acquiror) with respect to each property in New Jersey which the Company or any Company Subsidiary owns or operates, in each case to the extent that such property renders the provisions of ISRA applicable to the transactions contemplated by this Agreement. The Company will obtain and maintain a "Remediation Funding Source" in form and amount approvable by the NJDEP as required in furtherance of the Company's obligations under this covenant.

     5.14. Due Diligence. Each party shall, by the close of business on December 31, 1998 (the "Delivery Period"), deliver to the other party all lists and other materials called for in Article III and Article IV, respectively, which have not been provided on or before the date this Agreement is executed. Based upon its review of such materials and any other information that it may consider (including without limitation information received pursuant to Section
5.4 hereof), each party shall have the right, in its sole discretion, to terminate this Agreement by written notice to the other party given by the close of business on January 19, 1999. In the event that either party shall terminate this Agreement in accordance with this Section 5.14, neither party shall have any further liability to the other.

     5.15.  Intentionally omitted.

     5.16. Post-Effective Time Operations. From and after the Effective Time and through the end of the Transition Period, NBSC shall not take any of the actions described in Section 5.2 hereof (the "Actions") without the prior written consent of the Acquiror. During the Transition Period, the Acquiror shall have the right to expand the list of Actions at any time and to obtain injunctive relief to enforce the provisions of this Section 5.16.


                                VI.  CONDITIONS

     6.1. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

          6.1.1. The Merger shall have been approved and adopted by the requisite vote of the holders of the Common Stock and by the requisite vote of the holders of the Acquiror Common Stock.

          6.1.1A. At the record date for the Company Meeting, the Company shall have had at least 1,000 stockholders of record. At the record date for the Acquiror Meeting, the Acquiror shall have had at least 1,000 stockholders of record.

          6.1.2. All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any Governmental Authority (collectively, "Governmental Consents") which are necessary for the consummation of the Merger (other than immaterial Governmental Consents, the failure to obtain which would not have a material adverse effect on the Acquiror, the Company, and their subsidiaries taken as a whole) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Time; provided, however, that the entry by a court, in any suit brought by a private party or governmental entity challenging the Merger as violative of the antitrust laws, of an order or decree permitting the Merger, but requiring that any of the businesses, product lines or assets of the Acquiror or the Company be held separate thereafter, shall not be deemed to satisfy the conditions specified in this Section 6.1.2 unless the Acquiror consents to such requirements.

          6.1.3. The Registration Statement shall have become effective in accordance with the provisions of the 1933 Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect.

          6.1.4. The Acquiror shall have received (i) a letter, dated the date of the Closing, from Arthur Andersen LLP, the Company's independent accountants, to the effect that, for financial reporting purposes, such firm is unaware of any reason why the Merger should not be accounted for as a pooling of interests under GAAP if consummated in accordance with this Agreement and (ii) a letter, dated the date of the Closing, from Radics & Co., LLC, the Acquiror's independent accountants, to the effect that, for financial reporting purposes, the Merger qualifies for pooling-of-interests accounting treatment under GAAP if consummated in accordance with this Agreement.

          6.1.5. No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect.

          6.1.6. The Company and the Acquiror shall have obtained an opinion of Lowenstein Sandler reasonably satisfactory in form and substance to the Company and the Acquiror, to the effect that (i) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, (ii) no gain or loss shall be recognized by the stockholders of the Company upon the conversion of their Shares into shares of the Acquiror Common Stock pursuant to the terms of the Merger (except for cash received in lieu of fractional shares) and (iii) no gain or loss shall be recognized by the Company or Acquiror on account of the Merger or the issuance of shares of capital stock pursuant to this Agreement.
In rendering its
opinion, such firm may require and rely upon representations, standard for transactions comparable to the Merger, contained in certificates of officers of the Company and the Acquiror, or upon assumptions standard for transactions comparable to the Merger.

          6.1.7 At the Closing, the Acquiror shall have placed in "rabbi" trusts (or other vehicles mutually agreed to by the parties) for the benefit of Michael A. Dickerson and Robert A. Vandenbergh an amount (the "Amount") equal to the present value of the aggregate amounts that would be owed to Messrs. Dickerson and Vandenbergh, respectively, upon their estimated retirement dates pursuant to their respective Salary Continuation Agreements ("SERPs") with the Company and NBSC. Such Amount shall be calculated using December 3, 1999 as Mr. Dickerson's retirement date and March 22, 2017 as Mr. Vandenbergh's retirement date. In determining the Amount, the present value shall be calculated using an interest rate equal to the "long-term applicable federal rate" as of the date of Closing, as such rate is defined in Section 1274(d) of the Code. In addition, at the Closing, the Company, the Acquiror, Michael A. Dickerson and Robert A. Vandenbergh shall have executed a letter (the "Side Letter") in form satisfactory to the Company and the Acquiror pursuant to which the parties acknowledge and agree that after the Closing, the Acquiror and its subsidiaries will have no obligation to pay any additional amounts pursuant to such SERPs.

     6.2. Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

          6.2.1. The Acquiror shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

          6.2.2. The representations and warranties of the Acquiror contained in this Agreement shall be true in all material respects (other than representations and warranties of the Acquiror contained in this Agreement which are qualified as to materiality, which shall be true in all respects) when made and as of the Effective Time as if made at and as of such time, except as expressly contemplated or permitted by this Agreement and except for representations and warranties relating to a time or times other than the Effective Time which were or shall be true in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true in all respects) at such time or times.

          6.2.3. During the period from October 1, 1998 through the Closing Date, there shall not have been any event, act or omission (individually or in the aggregate) which shall have had a Material Adverse Effect upon the Acquiror and the Acquiror Subsidiaries, taken as a whole, nor any loss or damage to the assets of the Acquiror and the Acquiror Subsidiaries, whether or not insured, which materially affects the ability of the Acquiror and the Acquiror Subsidiaries to conduct their business.

          6.2.4. The Acquiror shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or Vice President and by the Chief Financial Officer of the Acquiror that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Sections 6.2.1, 6.2.2 and 6.2.3 have been satisfied.

          6.2.5. Prior to or at the Closing, the Acquiror shall have delivered such other closing documents as shall be reasonably requested by the Company in form and substance acceptable to the Company's counsel (which acceptance shall not be unreasonably withheld), including a certificate of the Secretary or Assistant Secretary of the Acquiror, dated the Closing Date, as to the incumbency of any officer of the Acquiror executing this Agreement or any document related hereto and covering such other matters as the Company may reasonably request.

          6.2.6. The Board of Directors of the Company shall have received an opinion of Capital Consultants of Princeton, Inc., in form and substance reasonably satisfactory to such Board, dated as of the date of the Joint Proxy Statement/Prospectus, that the Merger is fair to the stockholders of the Company from a financial point of view.

     6.3. Conditions to Obligation of the Acquiror to Effect the Merger. The obligation of the Acquiror to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the additional following conditions:

          6.3.1. The Company shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Time.

          6.3.2. The representations and warranties of the Company contained in this Agreement shall be true in all material respects (other than representations and warranties of the Company contained in this Agreement which are qualified as to materiality, which shall be true in all respects) when made and as of the Effective Time as if made at and as of such time, except as expressly contemplated or permitted by this Agreement and except for representations and warranties relating to a time or times other than the Effective Time which were or shall be true in all material respects (other than representations and warranties which are qualified as to materiality, which shall be true in all respects) at such time or times.

          6.3.3. During the period from October 1, 1998 through the Closing Date, there shall not have been any event, act or omission (individually or in the aggregate) which shall have had a Material Adverse Effect upon the Company and the Company Subsidiaries, taken as a whole, nor any loss or damage to the assets of the Company and the Company Subsidiaries, whether or not insured, which materially affects the ability of the Company and the Company Subsidiaries to conduct their business.

          6.3.4. The Company shall have delivered to the Acquiror a certificate, dated the date of the Closing, signed by the President or Vice President and by the Chief Financial Officer of the Company that, to the best of their knowledge and belief after due inquiry, the conditions set forth in Sections 6.3.1, 6.3.2 and 6.3.3 have been satisfied.

          6.3.5. If requested by the Acquiror, the Acquiror and its directors and officers who sign the Registration Statement shall have received from Arthur Andersen LLP, the

Company's independent certified public accountants, an "agreed upon procedures" letter, dated the date of the mailing of the Joint Proxy Statement/Prospectus to the Company's stockholders, with respect to certain financial information regarding the Company in the form customarily issued by such accountants at such time in transactions of this type.

          6.3.6. All consents of third parties (collectively, "Third Party Consents") which are necessary for the consummation of the Merger (other than immaterial Third Party Consents, the failure to obtain which would not have a material adverse effect on the Acquiror, the Company, and their subsidiaries taken as a whole) shall have been obtained and shall be in full force and effect at the Effective Time.

          6.3.7 The Acquiror shall have received letters, in the form of Appendix A annexed hereto, from each person whom the Acquiror reasonably
----------
determines to be an affiliate of the Company for purposes of (a) the SEC's Rule 145 and (b) assuring that the Merger will be accounted for as a "pooling of interests."

          6.3.8. Prior to or at the Closing, the Company shall have delivered such other closing documents as shall be reasonably requested by the Acquiror in form and substance acceptable to the Acquiror's counsel (which acceptance shall not be unreasonably withheld), including a certificate of the Secretary or Assistant Secretary of the Company, dated the Closing Date, as to the incumbency of any officer of the Company executing this Agreement or any document related hereto and covering such other matters as the Acquiror may reasonably request.

          6.3.9. The Board of Directors of the Acquiror shall have received an opinion of Ryan, Beck & Co., Inc., in form and substance reasonably satisfactory to such Board, dated as of the date of the Joint Proxy Statement/Prospectus, that the Merger is fair to the stockholders of the Acquiror from a financial point of view.


                               VII.  TERMINATION

     7.1. Events of Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company and the Acquiror:

          7.1.1. By mutual consent of the Boards of Directors (or committees thereof) of the Acquiror and the Company;

          7.1.2. By either the Acquiror or the Company if the Merger shall not have been consummated on or before September 30, 1999 (the "Outside Date"), provided the terminating party is not otherwise in material breach of its obligations under this Agreement;

          7.1.3. By either the Acquiror or the Company if this Agreement is not approved at the Company Meeting;

          7.1.4. By either the Acquiror or the Company if this Agreement is not approved at the Acquiror Meeting;

          7.1.5. By the Acquiror or the Company, in the event of (i) a breach by the other party of any representation or warranty contained herein, which breach has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach and which breach, individually or in the aggregate when combined with other such breaches, would cause the conditions set forth in Sections 6.2.2 or 6.3.2, as the case may be, not to be met if the date of the action described above were the date of the Closing or
(ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

          7.1.6.  By the Company if any of the conditions specified in Sections
6.1 and 6.2 have not been met or waived by the Company at such time as such conditions can no longer be satisfied;

          7.1.7.  By the Acquiror if any of the conditions specified in Sections
6.1 and 6.3 have not been met or waived by the Acquiror at such time as such conditions can no longer be satisfied;

          7.1.8. By the Acquiror if the Board of Directors of the Company shall withdraw, modify or change the Company Board Recommendation in a manner adverse to the Acquiror, or if the Board of Directors of the Company shall have refused to affirm the Company Board Recommendation as promptly as practicable (but in any case within 10 business days) after receipt of any written request from the Acquiror which request was made on a reasonable basis;

          7.1.9.  By either the Acquiror or the Company pursuant to Section
5.14;

          7.1.10.  Intentionally omitted.

          7.1.11.  By the Company pursuant to Section 5.1.2; or

          7.1.12. By the Acquiror if the Company shall have breached in any material respect any of its obligations under the Stock Option Agreement.

     7.2.  Effect of Termination.

          7.2.1.  In the event of the termination of this Agreement pursuant to
Section 7.1, this Agreement, except for the provisions of Sections 5.4, 5.8, 7.2, 8.1 and 8.4, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any provision of this Agreement and provided, further, however, that if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation and stockholders' meetings and consents ("Costs").

          7.2.2.  The Company agrees that, if:

               7.2.2.1 the Company terminates this Agreement pursuant to Sections 5.1.2 and 7.1.11;

               7.2.2.2  the Acquiror terminates this Agreement pursuant to
Section 7.1.8 (provided that such withdrawal, modification or change in the Company Board Recommendation is not made in connection with a termination pursuant to Section 7.1.5 or Section 7.1.9) or 7.1.12; or

               7.2.2.3 (A) the Company or the Acquiror terminates this Agreement pursuant to Section 7.1.3, (B) at the time of the failure by the stockholders of the Company to so approve this Agreement (x) there is a publicly announced or disclosed Competing Transaction with respect to the Company involving a third party or (y) a third party shall have filed an application or notice with the FRB or other Governmental Authority for approval to engage in a Competing Transaction (a "Competing Transaction Filing"), and (C) in the event that the circumstance described in either clause (B)(x) or clause (B)(y) occurs, within 12 months after such termination, the Company shall enter into an Acquisition Agreement for a Business Combination (as defined below) or shall consummate a Business Combination;

               7.2.2.4 (A) at the time of the termination of this Agreement by the Company pursuant to Section 7.1.9, a third party has contacted the Company concerning a possible Business Combination (as defined herein) and (B) in the event that the circumstance described in clause (A) occurs, within 12 months after such termination, the Company shall enter into an Acquisition Agreement for a Business Combination or shall consummate a Business Combination;

then, with respect to Sections 7.2.2.3 and 7.2.2.4, (X) in the case of a termination by the Acquiror pursuant to Section 7.1.8, within three business days following any such termination, (Y) in the case of a termination by the Company pursuant to Section 7.1.11 or a termination by the Acquiror pursuant to
Section 7.1.12, concurrently with such termination, or (Z) in the case of (i) a termination by the Company or the Acquiror pursuant to Section 7.1.3 where a Competing Transaction has been publicly announced or publicly disclosed or a Competing Transaction Filing has been made prior to the Company Meeting (including any adjournment or postponement thereof), or (ii) a termination by the Company pursuant to Section 7.1.9 where a third party has contacted the Company concerning a possible Business Combination, upon the earlier of the consummation of a Business Combination or execution of a definitive agreement with respect thereto, the Company will pay to the Acquiror in cash by wire transfer in immediately available funds to an account designated by the Acquiror in reimbursement for the

Acquiror's expenses an amount in cash equal to the aggregate amount of the Acquiror's Costs incurred in connection with pursuing the transactions contemplated by this Agreement, including, without limitation, legal, accounting and investment banking fees. For the purposes of this Section 7.2, "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving the Company as a result of which the stockholders of the Company prior to such transaction in the aggregate cease to own at least 85% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 15% of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than the Acquiror or any affiliate thereof) or group (as such term is defined under Section 13(d) of the 1934 Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the 1934
Act) of more than 15% of the Common Stock whether by tender or exchange offer or otherwise.


                              VIII.  MISCELLANEOUS

     8.1. Non-Survival of Representations, Warranties, and Agreements. The representations, warranties and covenants in this Agreement shall terminate at the Effective Time or the earlier termination of this Agreement pursuant to
Section 7.1, as the case may be; provided, however, that if the Merger is consummated, Sections 2.1 through 2.4, 5.4, 5.6, and this Section 8.1 shall survive the Effective Time to the extent contemplated by such Sections; and provided, further, however that the last sentence of Section 5.4, all of Section 7.2, this Section 8.1, all of Section 8.9 and the Stock Option Agreement shall in all events survive any termination of this Agreement.

     8.2. Interpretation. For purposes of this Agreement, (i) unless the contest of this Agreement expressly indicates otherwise, any singular term in this Agreement shall include the plural and any plural term shall include the singular, (ii) unless the contest of this Agreement expressly indicates otherwise, the term section, schedule or appendix shall mean a section, schedule or appendix of or to this Agreement and (iii) this Agreement shall not be construed against the party that drafted all or a portion of this Agreement merely by virtue of the fact that such party drafted all or a portion of this Agreement.

     8.3. Parties in Interest; Assignment. Except for Section 5.6 (which is intended to be for the benefit of directors, officers and others to the extent contemplated thereby and their beneficiaries, and which may be enforced by such persons), this Agreement is not intended to nor shall it confer upon any person (other than the parties hereto) any rights or remedies.

     8.4.  Expenses.

          8.4.1. If the Merger is consummated, all unpaid costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by either the Acquiror or the Surviving Corporation.

          8.4.2. If this Agreement is terminated, except as otherwise provided in Section 7.2 and in the Stock Option Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, in such instance, all costs and expenses incurred by the Company and the Acquiror in printing the Joint Proxy Statement/Prospectus shall be shared equally by the Company and the Acquiror. Final settlement with respect to payment of fees, costs and expenses by the parties to this Agreement pursuant to this Section 8.4.2 shall be made within thirty (30) days of the termination of this Agreement.

     8.5. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the maximum extent possible.

     8.7. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or by direct or overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when delivered if delivered personally, or by facsimile or courier, or if mailed, five days after the date of mailing, as follows:

     If to the Acquiror:  250 Oak Ridge Road
                          Oak Ridge, NJ  07438
                          Telephone:  (973) 697-2000
                          Facsimile:  (973) 697-8385
                          Attention:  John W. Fredericks, President

     With a copy to:      Lowenstein Sandler PC
                          65 Livingston Avenue
                          Roseland, New Jersey 07068
                          Telephone: (973)597-2350
                          Facsimile: (973) 597-2351
                          Attention: Peter H. Ehrenberg, Esq.

     If to the Company:   Branchville Square
                          P.O. Box 460
                          Branchville, NJ  07826
                          Telephone:  (973) 948-3300
                          Facsimile:  (973) 948-3695
                          Attention:  Michael A. Dickerson, President

     With a copy to:      McCarter & English
                          Four Gateway Center
                          100 Mulberry Street
                          P.O. Box 652
                          Newark, NJ  07101
                          Telephone: (973) 622-4444
                          Facsimile:   (973) 624-7070
                          Attention:  Michael Horn, Esq.

     8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without reference to choice of law principles thereof.

     8.9. Assignment; Successors and Assigns. This Agreement may not be assigned, and any attempted assignment shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives.

     8.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

     8.11. Titles and Headings. The titles, headings and list of definitions in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

     8.12. Entire Agreement. This Agreement, including the Schedules and Appendices attached thereto, the Stock Option Agreement and the Confidentiality Agreement shall constitute the entire agreement among the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters.

     8.13. Amendment and Modification. This Agreement may only be amended or modified in a written instrument signed by the party against whom enforcement of such amendment or modification is sought. Subsequent to the approval of this Agreement by the stockholders of the Company, no such amendment shall be made with respect to the Exchange Ratio without the approval of the Company's stockholders. Subsequent to the approval of this Agreement by the stockholders of the Acquirer, no such amendment shall be made with respect to the Exchange Ratio without the approval of the Acquiror's stockholders.

     8.13. Waiver. Except as otherwise required by law, any of the terms and conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    LAKELAND BANCORP, INC.


                                    By:
                                       -------------------------------
                                    Name:  John W. Fredericks
                                    Title: President

                                    HIGH POINT FINANCIAL CORP.


                                    By:
                                       -------------------------------
                                    Name:  Michael A. Dickerson
                                    Title: President